UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Planet Fitness, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PLANET FITNESS, INC.
4 Liberty Lane West
Hampton, NH 03842
Dear Stockholders:
You are cordially invited to attend the Planet Fitness, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on Monday, May 1, 2023 at 2:00 p.m. Eastern Time. This year’s Annual Meeting will be held in a virtual format only. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/PLNT2023 by entering the 16-digit control number provided on their proxy card. This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation.
On March 22, 2023 we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2022 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.
We hope that you will be able to join us virtually on May 1st.
Sincerely,

Stephen Spinelli, Jr.	Christopher Rondeau
Chair of the Board	Chief Executive Officer
IF YOU PLAN TO ATTEND THE MEETING
The Notice includes your control number, which will serve as an admission ticket for one stockholder to attend the Annual Meeting. On March 22, 2023, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one stockholder to attend the Annual Meeting. stockholders holding stock in brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, March 7, 2023.

PLANET FITNESS, INC.
4 Liberty Lane West
Hampton, NH 03842
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (“the Company”) will be held on Monday, May 1, 2023. The Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the 16-digit control number provided on your proxy card at www.virtualshareholdermeeting.com/PLNT2023. Login will be available starting at 1:45 p.m. and the meeting will begin promptly at 2:00 p.m. Eastern Time, for the following purposes:

1.	Election of the two director nominees named in the Proxy Statement to serve until the 2026 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
These proposals are more fully described in the Proxy Statement accompanying this Notice.
March 7, 2023 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 days in advance of the meeting. Please contact the Corporate Secretary to make accommodations to view the list. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote during the meeting, your proxy will not be used.
If you need assistance voting your shares, please call Investor Relations at (603) 750-4674 or send an e-mail to investor@planetfitness.com.
You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet, telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Corporate Secretary in Hampton, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered stockholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting. If you are a beneficial stockholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the meeting.
We look forward to seeing you. Thank you for your ongoing support of and interest in Planet Fitness, Inc.

By Order of the Board of Directors,

Justin Vartanian
General Counsel and Corporate Secretary
March 22, 2023
Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on May 1, 2023. Stockholders may access, view and download the 2023 Proxy Statement and the 2022 Annual Report at www.proxyvote.com/PLNT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Various statements made in this proxy statement are forward-looking, and are inherently subject to a number of risks, uncertainties, and potentially inaccurate assumptions. All statements that address activities, events, or developments that we intend, expect, or believe may occur in the future are forward-looking statements. These statements are typically accompanied by the words, “aim,” “anticipate,” “approximately,” “aspire,” “believe,” “continue,” “could,” “should”, “estimate,” “expect,” “forecast,” “goal”, “hope,” “intend,” “may,” “outlook,” “predict,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would”, or similar words, although not all forward-looking statements contain these identifying words. These forward-looking statements address various matters, including our expected implementation of changes to our programs, the outcomes of newly implemented strategies, achievement of our objectives and estimations of future financial results and drivers. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements, including competition in the health and fitness industry; our and our franchisees’ ability to attract and retain members; the COVID-19 pandemic and health and safety risks; ability to retain key employees; labor costs and workforce challenges; economic, political and other risks; franchisee turnover and potential franchisee bankruptcies; real estate leases; market instability; serious disruptions or catastrophic events; seasonal influences; our and our franchisees’ ability to identify and secure suitable sites for new franchise stores; changes in consumer demand; changes in equipment costs; our ability to expand into new markets domestically and internationally; our and our franchisees' operating costs generally; availability and cost of capital for franchisees; acquisition activity; risks related to our ability to achieve the benefits from the Sunshine Acquisition; our future financial performance and our ability to pay principal and interest on our indebtedness; our corporate structure and tax receivable agreements; failures, interruptions or security breaches of our information systems or technology; general economic conditions; fluctuations in exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters. Readers should also review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on March 1, 2023 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement, as well as other information we file with the U.S. Securities and Exchange Commission (“SEC”). We caution investors, potential investors, and others not to place considerable reliance on the forward-looking statements contained in this proxy statement. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this proxy statement speak only as of the date of this proxy statement, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

PLANET FITNESS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
May 1, 2023
INTRODUCTION
This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2023 at 2:00 p.m. Eastern Time on May 1, 2023, and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the two director nominees named in the Proxy Statement to serve until the 2026 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2022 Annual Report on Form 10-K, is being mailed to stockholders on or about March 22, 2023. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on May 1, 2023, and will be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2023 beginning at 2:00 p.m. Eastern Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your voting instruction card in order to attend our virtual stockholder meeting.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:

•Elect the two director nominees named in this Proxy Statement to serve until the 2026 annual meeting of stockholders;
•Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023; and
•Approve, on an advisory basis, the compensation of our named executive officers.
We will also consider other business that properly comes before the Annual Meeting.
What shares can I vote?
You may vote all shares of common stock that you owned as of the close of business on the record date, March 7, 2023. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.
As of March 7, 2023, there were 85,200,070 shares of Class A common stock outstanding and 4,245,413 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at 4 Liberty Lane West, Hampton, New Hampshire 03842 for a period of at least ten days prior to the Annual Meeting.
What are the voting rights of stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting.
What is the difference between being a stockholder of record and a beneficial owner?
Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.
Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.
Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?
If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•During the meeting—you may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.
•By proxy—stockholders of record have a choice of voting by proxy:
◦over the Internet at www.proxyvote.com/PLNT;
◦by using a toll-free telephone number noted on your proxy card; or
◦by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.
The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on April 30, 2023.
If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
What is a proxy holder?
We are designating Thomas Fitzgerald, our Chief Financial Officer, and Justin Vartanian, our General Counsel, Corporate Secretary and SVP, International Division, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.
How does the Board recommend that I vote?
The Board recommends that you vote your shares:

•“ FOR ” the election of the Board’s nominees;
•“ FOR ” the ratification of the appointment of KPMG LLP; and
•“ FOR ” the advisory approval of the compensation of our named executive officers.
May my broker vote for me?
If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.
What are abstentions and broker non-votes?
An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?
Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•Entering a new vote online;
•Entering a new vote by telephone;
•Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•Attending the Annual Meeting and voting during the meeting.
What constitutes a quorum for the Annual Meeting?
The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of Class A and Class B common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 85,200,070 shares of Class A common stock outstanding and 4,245,413 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve the election of directors (Proposal 1)?
Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.
What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2023 (Proposal 2)?
Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.
What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 3)?
Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 31, 2022 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.
What does it mean if I receive more than one Notice?
You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.
How are votes counted?
Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who can attend the Annual Meeting?
Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call Investor Relations at (603) 750-4674 or send an e-mail to investor@planetfitness.com.

PROPOSAL 1:
Election of Directors
Our business operates under the direction of our Board, which currently consists of eight directors. In accordance with our Restated Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2025, 2023, and 2024, respectively. Enshalla Anderson and Stephen Spinelli, Jr. are the Class II directors whose terms expire at the Annual Meeting. Our Board has nominated, and stockholders are being asked to reelect, Ms. Anderson and Dr. Spinelli for three-year terms expiring at our 2026 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2026 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.
Each of the two nominees currently serves as a director of the Company. Ms. Anderson and Dr. Spinelli were elected by stockholders at the 2020 annual meeting of stockholders. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.
The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS
The following table sets forth the name, age, and position, as of March 7, 2023, of individuals who currently serve as directors on our Board.

Name	Age	Position
Stephen Spinelli, Jr.	68	Chair of the Board
Christopher Rondeau	50	Chief Executive Officer and Director
Bernard Acoca	53	Director
Enshalla Anderson	53	Director
Craig Benson	68	Director
Cammie Dunaway	60	Director
Frances Rathke	62	Director
Christopher Tanco	61	Director
Class I—Directors with Terms Expiring in 2025
Craig Benson has served on our Board since July 2017. Gov. Benson brings to our Board 40 years of experience in the areas of executive leadership, launching and growing business to business services, media, consumer electronics and services, including experience in marketing strategy, international marketing and business development, communications, data analytics, loyalty, digital transformation, and public company leadership and corporate governance, among other skills and qualifications. Because of all the foregoing, we believe Gov. Benson is well qualified to serve on our Board and adds particular value as we execute our long term strategic plans while working closely with our franchisees to solidify our joint efforts to enhance our brand domestically and abroad.
Gov. Craig Benson serves as the Chief Executive Officer at Soft Draw Investments, LLC. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., an international leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999. Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013 and as Trustee of Lahey Health System, Inc. and Lahey Hospital & Medical Center from 2005 to 2019. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire, Grand Valley State University and Thomas Jefferson University.
Cammie Dunaway has served on our Board since October 2017. Ms. Dunaway brings to our Board more than 20 years of experience as a senior marketing and general management executive, launching and growing consumer businesses in entertainment, media, consumer electronics, and services, including experience in marketing strategy, international marketing and business development, communications, data analytics, loyalty, digital transformation, and public company leadership and corporate governance, among other skills and qualifications. Because of all the foregoing, we believe Ms. Dunaway is well qualified to serve on our Board and adds particular value as we seek to expand our brand into digital channels and new international territories.
Ms. Dunaway served as the Chief Marketing Officer for Duolingo, a language education platform, from 2018 until her retirement in July 2022. Prior to Duolingo, Ms. Dunaway was a private consultant supporting organizations with strategic initiatives to accelerate growth and innovation, and coached leaders on how to achieve maximum results, impact and enjoyment from 2015 until 2018. Ms. Dunaway’s prior experiences also include serving as the U.S. President and Global Chief Marketing Officer of KidZania, an international location-based entertainment concept focused on children’s role-playing activities; Executive Vice President for Nintendo, with oversight of all sales and marketing activities for the company in the United States, Canada and Latin America; Chief Marketing Officer for Yahoo!; and at Frito-Lay for 13 years in various leadership roles in sales and marketing, including serving as the company’s Chief Customer Officer and as Vice President of Kids and Teens brands. Ms. Dunaway has served as a member of the board of directors for Red Robin Gourmet Burgers, Inc. since 2014, serving as the Chair of the nominating and corporate governance committee, as well as a member of the compensation committee. She also serves on the board of directors of Flo, a leader in women’s digital health support. She previously served as a member of the board of directors for GoHealth, LLC from 2017 to 2021, Nordstrom fsb from 2014 to 2017, Marketo, Inc. from 2015 to 2016, and Brunswick Industries from 2006 to 2014. Ms. Dunaway holds a Bachelor of Science degree in Business Administration from the University of Richmond and an M.B.A. from Harvard Business School.

Christopher Tanco has served on our Board since January 2021. Mr. Tanco brings to our board more than 20 years of experience in the areas of public company leadership, international business development and operations, franchising in the U.S. and internationally, consumer services, strategic planning and digital innovation, among other skills and qualifications. Because of all the foregoing, we believe Mr. Tanco is well qualified to serve on our Board and adds particular value as we execute our international growth strategy and seek to innovate our stores system wide.
Mr. Tanco has served as the operating partner of the Princeton Equity Group since September 2022. He was previously employed as the Executive Vice President and Chief Operating Officer for 7‑Eleven, Inc., a role he held from December 2015 until May 2022. As COO, he led Franchise and Corporate Operations for 15,000 stores, the company’s digital initiatives, restaurant expansion, operations and franchise support, field merchandising and sales, store of the future, fuels and the Canada business unit. Mr. Tanco first joined 7-Eleven in November 2009 and served as an Executive Vice President and led 7‑Eleven’s international business across 18 countries until November 2015. Before joining 7‑Eleven, Mr. Tanco served as the Chief Franchise Officer for Pizza Hut and in various operations, international, general management, and franchise leadership roles with Yum! Brands. Mr. Tanco currently serves on the board of directors of Max’s Group Inc., 7-Eleven Mexico S.A. de C.V., and 7-Eleven International LLC, having previously served on the board of directors of 7‑Eleven, Inc. and Urban Air Adventure Parks. He received his Bachelor of Arts in Interdisciplinary Studies from the Ateneo de Manila University, Manila, Philippines, and earned his M.B.A. from Darden Graduate School of Business Administration at the University of Virginia.
Class II—Directors with Terms Expiring in 2023
Enshalla Anderson has served on our Board since February 2020. Ms. Anderson brings to our Board more than 25 years of experience in the areas of traditional and digital marketing, brand strategy, consumer branding, corporate strategy, among other skills and qualifications, having partnered with leading consumer and B2B brands including Fidelity, AB InBev, Bell Helicopter, Hard Rock Hotels, and Gap Inc. Because of all of the foregoing, we believe Ms. Anderson is well qualified to serve on our Board, and adds particular value as we continue to develop our “bricks with clicks” digital strategy and enhance our strategic marketing plans.
Ms. Anderson has served as Director, Global Head of Brand Strategy, Google Cloud at Google since August 2020 and assumed responsibility for the Global Brand & Creative team for Google Cloud in August 2021 with a primary focus on enterprise marketing for cloud technology. Previously, she served as the Chief Strategy Officer at FutureBrand North America since June 2013 where she worked on global branding programs. Prior to joining FutureBrand, she served as Senior Director of Brand Strategy at Siegel+Gale from December, 2008 until May, 2013, where she oversaw comprehensive naming, brand strategy, and architecture programs for retainer client American Express. Previously, she was a Director at Vivaldi Partners from December 2005 until October 2008, where she developed portfolio and product level strategies. Additionally, Ms. Anderson worked on the global marketing team at Avon from September 2000 until December 2005, touching heritage brands such as Skin-So-Soft and expanding Avon’s operations in Turkey. From 1998 through 2000, Ms. Anderson worked at Monitor Group (now part of Deloitte) working on corporate strategy projects with Kellogg’s and Bank of Bermuda (now HSBC). Ms. Anderson began her career in JP Morgan’s Emerging Markets Fixed Income Research group working in the New York and London offices. Ms. Anderson earned her Bachelor of Arts in History from the University of Pennsylvania and her MBA from Harvard Business School.
Stephen Spinelli, Jr. has served on our Board since January 2012 and as Chair of our Board since May 2017. Dr. Spinelli brings to our Board more than 40 years of education and experience in franchising, both as franchisor and franchisee, international business development, finance, executive leadership, entrepreneurship, launching and growing consumer services businesses, as well as teaching, writing and presenting extensively in the areas of executive level leadership, business and entrepreneurship, including consulting for or leading executive education programs for corporations such as Intel Corporation, IBM Corporation and Allied Domecq, among other skills and qualifications. Because of all the foregoing, we believe Dr. Spinelli is well qualified to serve on our Board and adds particular value as we execute our growth plans for our Company and brand while maintaining the entrepreneurial spirit that helped us become a leader in our industry.
Dr. Spinelli has served as the 14th president of Babson College since July 2019. He served as Chancellor of Thomas Jefferson University from July 2017 until June 2018, having previously served as President of Philadelphia University since August 2007, which merged with Thomas Jefferson University in June 2017. He was named Chancellor Emeritus of Thomas Jefferson University effective July 1, 2018. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli previously served as Chief Executive Officer of the American Oil Change Corporation. He also currently serves on the Board of Advisors of the Berwind Corporation and the Board of Directors of Fyzical Therapy and Balance Centers. In addition to his extensive business experience, Dr. Spinelli obtained his educational training at some of the top global institutions for business, finance and entrepreneurship. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College.

Class III—Directors with Terms Expiring in 2024
Bernard Acoca has served on our Board since January 2021. Mr. Acoca brings to our Board more than 20 years of experience in the areas of public company executive leadership, franchising, strategic planning, consumer brands and marketing, among other skills and qualifications. Because of all the foregoing, we believe Mr. Acoca is well suited to serve on our Board and adds particular value as we execute on our development strategy to grow our membership base and increase our system-wide store count to at least 4,000 locations.
Since January 2022, Mr. Acoca has served as the Chief Executive Officer of Zaxby's, a 900+ unit restaurant chain famous for their signature chicken fingers, which was acquired by Goldman Sachs Merchant Banking division in November 2020. Prior to Zaxby's, Mr. Acoca served as Chief Executive Officer and President of El Pollo Loco from March 2018 to October 2021. Mr. Acoca joined El Pollo Loco after seven years at Starbucks Coffee Company as a member of its Executive Team. From 2015 to 2018, Mr. Acoca served as President of Teavana, Starbucks’ global tea brand, where he was responsible for the overall operations of over 375 Teavana specialty retail stores in North America as well as its e-commerce business. Before that, Mr. Acoca served as Senior Vice President, Marketing & Category for the Americas, Starbucks’ largest region, where he was responsible for managing categories totaling $9B in sales. Additionally, he served as Chief Marketing Officer for the Americas for L’Oréal and spent 10 years at YUM brands in marketing roles of increasing responsibility. Mr. Acoca holds a Bachelor of Arts degree from Emory University in Atlanta, Georgia.
Frances Rathke has served on our Board since August 2016. Ms. Rathke brings to our Board nearly 30 years of experience in the areas of financial management and oversight, strategic planning, risk management, consumer brands and public company leadership, among other skills and qualifications. Because of all of the foregoing, we believe Ms. Rathke is well qualified to serve on our Board and adds particular value as we look to effectively deploy our capital in support of our strategic initiatives.
Ms. Rathke previously served as Chief Financial Officer and treasurer of Keurig Green Mountain, Inc. for 12 years, where she was responsible for leading the company’s finance organization, overseeing $1.5 billion in acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig Green Mountain, she was interim Chief Financial Officer for Wild Oats Markets, Inc. Prior to her role at Wild Oats, Ms. Rathke served as Chief Financial Officer and secretary for 11 years at Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as controller. Ms. Rathke is a current member of the board of directors of Green Mountain Power Corporation, John Hancock Investments, Oatly and the Flynn Center for Performing Arts. Earlier in her career Ms. Rathke was a Senior Manager at Coopers & Lybrand LLC where she was a Certified Public Accountant (now inactive). She received a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont.
Christopher Rondeau has served as our Chief Executive Officer since January 2013. Mr. Rondeau brings to our Board 30 years of contributions to the development of our Company and brand, leading to deep experience in the areas of domestic and international fitness club development, operations, marketing and franchising, as well as public company executive leadership and strategic planning, among other skills and qualifications. Because of all the foregoing, we believe Mr. Rondeau is well suited to serve on our Board and adds particular value with his leadership and intimate knowledge of our model, brand, target members and franchisees.
Mr. Rondeau previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role in developing and refining the unique, low-cost/high-value business model and lean operating system that revolutionized both the fitness and franchising industry. Under his leadership, Planet Fitness has experienced tremendous growth and has been recognized for many accolades including, Entrepreneur Franchise 500 – Fastest Growing Franchise List, Franchise Times’ Top 200, Forbes’ America’s Best Franchises, Newsweek Best Customer Service, and Best Places to Work in New Hampshire. An innovative entrepreneur, Mr. Rondeau was honored as an EY Entrepreneur of the Year and inducted into the University of New Hampshire Alumni Entrepreneur Hall of Fame. Mr. Rondeau also received an honorary doctorate degree from Philadelphia University and received the University’s honorary innovation medal. In 2020, he joined the International Franchise Association (IFA) Board of Directors; board members are drawn from a world-class set of franchise brands.

CORPORATE GOVERNANCE
Corporate Governance Highlights
Corporate governance is key to a strong and accountable Board. We strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including the below examples.

✓	Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the Compensation Committee of the Board

✓	Clawback, Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors, Executive Officers and other Employees	✓	Limitation on Management Directors. Our CEO is the only member of management who serves as a director

✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Audit Committee Approval Required for Related Party Transactions

✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	No “Poison Pill” (Stockholder Rights Plan)

✓	Independent Executive Compensation Consultant	✓	Commitment to Diversity, Equity and Inclusion

✓	Risk Oversight by the Board and Committees	✓	Agreements do not provide for excise tax gross-ups on severance or change-in-control payments or benefits

✓	Annual Board and Committee Self-Evaluations	✓	Established Whistleblower Policy

✓	Separate offices of chair of the Board and CEO	✓	Established Director and Senior Officer Stock Ownership Guidelines
Board Overview
Our business and affairs are managed under the direction of the Board. The Board believes in the benefits of a diversity of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality) necessary to oversee the Company’s current and future business needs. Accordingly, the Board considers the skills, experience and diversity of directors and director candidates individually and in the broader context of its overall composition and the diverse nature of the business environment in which the Company operates.
The Board is currently composed of eight talented directors with diverse skill sets and professional and personal backgrounds. The following tables summarize the areas of skill and expertise of our Board, as well as the demographic diversity of our Board.

Board Composition and Director Independence
Our Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than fifteen directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:
•Class I, which consists of Craig Benson, Cammie Dunaway and Christopher Tanco. The terms of Gov. Benson, Ms. Dunaway and Mr. Tanco will continue until our 2025 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal;
•Class II, which consists of Enshalla Anderson and Stephen Spinelli, Jr. The terms of Ms. Anderson and Dr. Spinelli will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal; and
•Class III, which consists of Bernard Acoca, Frances Rathke and Chris Rondeau. The terms of Mr. Acoca, Ms. Rathke and Mr. Rondeau will continue until our 2024 annual meeting and a successor is duly elected and qualified or until earlier death, resignation or removal.
At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.
Amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of at least 75% of the voting power of our outstanding shares of capital stock. The Company believes this heightened threshold is appropriate as it relates to fundamental elements of our corporate governance. The provision does not preclude changes being made to governing documents but rather it requires broad stockholder consensus in order to effect change. By requiring a 75% stockholder vote, the Board is better positioned to protect the Company from third-party takeover attempts and encourage those interested in acquiring the Company to negotiate directly with the Board.
The Board evaluates the relationships of each director and any director nominees with the Company and makes an affirmative determination whether such director or nominee is independent. Pursuant to our corporate governance guidelines, an independent director shall be one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the New York Stock Exchange ("NYSE"), including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. To guide its determination as to whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board, or a designated committee of the Board, may from time to time adopt categorical standards of independence. Our Board has determined that Dr. Spinelli, Ms. Rathke, Ms. Dunaway, Ms. Anderson, Mr. Tanco and Mr. Acoca are independent directors under the rules of the NYSE.
Annual Board and Committee Performance Review
Pursuant to our corporate governance guidelines, our nominating and corporate governance committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of our audit committee, compensation committee and nominating & corporate governance committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are presented to the Board.
Board of Directors Leadership Structure
We currently separate the offices of the chair of the Board and chief executive officer of the Company, with Dr. Spinelli serving as non-executive chair, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Rondeau to focus on his role as our Chief Executive Officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Dr. Spinelli serves as a key source of communication between the independent directors and the Chief Executive Officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and presides at regularly scheduled meetings of the independent directors.
Board Meetings, Attendance and Committees
Our Board met six times during 2022. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2022. The Board also approved certain actions by unanimous written consent in lieu of a meeting.
It is our policy that our directors attend annual meetings of stockholders. All then-current directors attended the 2022 annual meeting of stockholders.
As of the date of this Proxy Statement, our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at http://investor.planetfitness.com. Information appearing on http://investor.planetfitness.com is not a part of and is not incorporated by reference in this proxy statement.
Audit Committee
Our audit committee consists of three non-employee directors: Ms. Rathke, Mr. Acoca and Mr. Tanco, with Ms. Rathke serving as chair of the committee. Our audit committee has determined that each of Ms. Rathke, Mr. Acoca and Mr. Tanco meets the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee met five times during 2022.
None of our audit committee members simultaneously serve on the audit committees of more than three public companies, including ours. Our Board has determined that Ms. Rathke is an “audit committee financial expert” and each Mr. Acoca and Mr. Tanco is "financially literate" within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:
•appointing, retaining, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•reviewing and assessing with management, the internal auditor and outside consultants the adequacy of security for the Company’s information technology systems, processes and data;
•reviewing the adequacy of our internal controls over financial reporting;

•reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and
•reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Compensation Committee
Our compensation committee consists of four non-employee directors: Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco, with Ms. Anderson serving as chair of the committee. Our compensation committee met 11 times during 2022. Our Board has determined that each of Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco meets the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules. The compensation committee’s responsibilities include:

•determining and approving the compensation of our Chief Executive Officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives;
•reviewing and approving the corporate goals, as well as applicable personal goals, and objectives relevant to the compensation of our other executive officers;
•reviewing and approving the compensation of our other executive officers;
•reviewing the Company’s strategies and policies related to human capital management, including equity, diversity and inclusion;
•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•reviewing and establishing our overall management compensation philosophy and policy;
•overseeing and administering our equity compensation and similar plans;
•reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;
•reviewing and making recommendations to the Board with respect to director compensation; and
•reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of three non-employee directors: Ms. Dunaway, Dr. Spinelli and Mr. Acoca, with Ms. Dunaway serving as chair of the committee. Our nominating and corporate governance committee met five times during 2022. The nominating and corporate governance committee’s responsibilities include:

•developing and recommending to the Board criteria for board and committee membership;
•establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•identifying individuals qualified to become members of the Board;
•recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•developing and recommending to the Board a set of corporate governance principles;
•articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•reviewing and recommending to the Board practices and policies with respect to directors;
•reviewing and recommending to the Board the functions, duties and compositions of the Board’s committees;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•providing for new director orientation and continuing education for existing directors on a periodic basis;
•performing an evaluation of the performance of the committee;

•providing oversight of the Company’s environmental, social and corporate governance ("ESG") policies and practices, including oversight of diversity, equity and inclusion initiatives; and
•overseeing the evaluation of the Board.
Board Oversight of Risk Management
While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, including data and cyber security, as well as financial risks, business conduct and ethics, and is also responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with our ESG practices. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.
Compensation Committee Interlocks and Insider Participation
Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.
Codes of Conduct
We have adopted a code of business conduct and ethics applicable to our directors, officers and employees and a code of ethics for senior executive and financial officers applicable to our principal executive officer, president, principal financial officer, principal accounting officer and all controllers and any other senior operating and financial executives (the "Codes of Conduct"). The Codes of Conduct are available on our website at http://investor.planetfitness.com. If we make any substantive amendments to the Codes of Conduct or grant any waiver, including any implicit waiver, from a provision of the Codes of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.
Corporate Governance Guidelines
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of our Board. Our corporate governance guidelines are available on our website at http://investor.planetfitness.com.
Director Nomination Process
The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. The nominating and corporate governance committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”
Board Membership Criteria
We seek a Board that collectively reflects a diversity of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality) appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. In any formal search for Board of Director candidates, we consider candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity, and in cases where a search firm is retained, the nominating and corporate governance committee directs the search firm to include in its initial slate of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity.

Stockholder Engagement
We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences. On November 15, 2022, we held our first-ever investor day at a live event in New York City, which was simultaneously available by live broadcast for any investors who could not attend in-person. The event highlighted our performance coming out of the COVID-19 pandemic and our growth strategy going forward. As discussed below, in addition to our routine stockholder engagement, we conducted additional outreach efforts in response to the result of the “say-on-pay” vote at our 2022 annual meeting of stockholders.
Environmental, Social and Corporate Governance
In 2018, we completed our first ESG materiality and prioritization assessment, which identified key environmental, social and governance issues and topics most material to Planet Fitness and informed the development of our ESG strategy, PF Purpose. Our ESG strategy, PF Purpose, is built on our belief that we are positioned to make a positive impact by increasing access to fitness, creating inclusive clubs, cultures and communities, and prioritizing sustainable operations. Underscored by a commitment to responsible and growth-oriented business practices, this strategy serves as the guide for our ESG programs as we aim to create a more judgement free planet where health and wellness is within reach for all.
To ensure our ESG strategy reflects current and emerging trends, we continue to reevaluate our priorities to ensure that we are addressing the issues that matter most to our business and our stakeholders. In 2021, we identified eight highest priority topics, which we track closely throughout the year and report on annually in our ESG Report. In reviewing our 2022 business priorities, stakeholder engagement topics, regulatory environment and industry trends, we determined that the highest priority topics identified in the 2021 assessment are still those most relevant to us.
We are committed to evolving our approach to ESG reporting in a thoughtful and intentional manner, including expanding our impact measurement, enhancing and formalizing our data collection processes and aligning to internationally recognized frameworks and standards. Our 2022 ESG Report will be prepared in alignment with the International Sustainability Standards Board’s SASB standards for the Leisure Facilities industry. This year, the report will have an expanded data table that includes ESG-related metrics that are relevant to our business beyond those reported in alignment with SASB and increased disclosures, including reporting progress against our diversity, equity and inclusion goals.
Our nominating and corporate governance committee oversees the Company's ESG initiatives and receives regular updates from the Company's social responsibility team (a team comprised of Planet Fitness employees). The PF Purpose section of the Company’s website contains the 2020 Impact Report and 2021 ESG Report and will be updated to include the 2022 ESG Report, which we expect to publish in April 2023.
Communications with Directors
Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:
Ratification of Independent Registered Public Accounting Firm
The audit committee of our Board has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2023. We are asking our stockholders to ratify this appointment.
SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.
We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.
KPMG has served as our independent registered public accounting firm since 2012.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2022, the audit committee pre-approved all audit and permitted non-audit services provided by KPMG.
Principal Accountant Fees and Services
The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered for the fiscal years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Audit Fees(1)	$2,459,216	$1,823,500
Audit Related Fees	—	—
Tax Fees(2)	1,473,500	1,083,800
All Other Fees(3)	6,000	6,000
Total	$3,938,716	$2,913,300

(1)Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC and audits and reviews of certain subsidiary financial statements. Audit fees also include the audit of our internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Audit fees also include services related to the debt refinancing transaction completed in February 2022.
(2)Tax fees for 2022 and 2021 include $1,100,000 and $845,828, respectively, of professional services rendered for tax compliance, tax return review and preparation and tax payment planning. Tax fees for 2022 and 2021 also include $373,500 and $237,972, respectively, of professional services rendered for tax advice, planning, and other consulting services.
(3)Other fees related to annual subscriptions to KPMG’s Accounting Research online tool and Accounting Disclosure Checklist online tool.
There were no other fees billed by KPMG for services rendered to us, other than the services described above, for fiscal years ended December 31, 2022 and 2021.
The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2023.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The compensation discussion and analysis that follows describes our compensation philosophy, policies and practices, summarizes our compensation programs, and discusses compensation decisions made by the compensation committee under those programs in 2022 with respect to the executive officers who are named in the summary compensation table below (referred to herein as our “named executive officers”). For 2022, our named executive officers are:

Name	Principal Position
Christopher Rondeau	Chief Executive Officer
Thomas Fitzgerald	Chief Financial Officer
Bill Bode	Chief Operations Officer
Jennifer Simmons	Division President, Corporate Clubs(1)
Dorvin Lively	Former President(2)
Jeremy Tucker	Former Chief Marketing Officer(3)
(1) Ms. Simmons was promoted to Division President, Corporate Clubs in November 2022.
(2) Effective October 7, 2022, Mr. Lively retired from his position as President.
(3) Effective May 9, 2022, Mr. Tucker was terminated from his position as Chief Marketing Officer.
2022 Accomplishments
While we began the year still experiencing the direct impact of the COVID-19 pandemic, we were able to demonstrate the resilience of our model, moving closer to our pre-pandemic financial performance. Our strong performance in 2022 was punctuated by our acquisition of one of our largest and best-performing franchisees, the refinancing of a portion of our securitized debt facility at rates significantly favorable to where the market stands today, the repurchase of 1.5 million shares of our common stock, the successful execution of our High School Summer Pass program, which generated 3.5 million participants and approximately 400,000 membership conversions, and fourth quarter net membership growth that was a record for us. We ended the year with approximately 17 million members, more than at any point in our history.
The following are some of the key highlights of our financial and operational performance in 2022:

•Total revenue increased from the prior year by 59.6% to $936.8 million.
•System-wide same store sales increased 11.4%.
•Net income attributable to Planet Fitness, Inc. was $99.4 million, or $1.18 per diluted share, compared to $42.8 million, or $0.51 per diluted share, in the prior year.
•Net income was $110.5 million, compared to $46.1 million in the prior year.
•Adjusted net income(1) increased to $148.5 million, or $1.64 per diluted share(1), compared to $69.9 million, or $0.80 per diluted share(1), in the prior year.
•Adjusted EBITDA(1) increased 64.6% to $365.8 million from $222.3 million in the prior year.
•158 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 2,410 as of December 31, 2022.

(1)
Adjusted net income, Adjusted EBITDA, and Adjusted net income per diluted share are non-GAAP measures. For a discussion of Adjusted net income, Adjusted EBITDA, and Adjusted net income per diluted share reconciliations of Adjusted net income and Adjusted EBITDA to U.S. GAAP (“GAAP”) net income, and a computation of Adjusted net income per share, diluted, see Appendix A.

We believe the efforts of our named executive officers were critical to our financial and operational achievements in 2022.
Overview of our Executive Compensation Program
Our executive compensation program is designed to closely tie pay to performance, in part through compensating our executives based on the attainment of financial goals that influence the creation of stockholder value and in part through linking compensation with share price. The compensation committee applied the following policies and principles in making its compensation determinations for our named executive officers in fiscal year 2022:

•Base salaries should be consistent with those for similar positions at our peer companies based on peer group data;
•Annual bonuses should be directly connected to company performance and achievement of corporate goals;
•Equity compensation should be used to align the interests of our named executive officers with those of our stockholders;
•Benefits provided to our named executive officers should generally be the same as those provided to our other employees; and
•Total compensation should attract, motivate and retain talented executives in a competitive environment.
We believe that the features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our executive officers and our stockholders, while avoiding the promotion of excessive risk-taking.
Stockholder Outreach
Every year, we conduct an annual vote to approve our executive compensation program on an advisory (non-binding) basis, commonly known as “say-on-pay.” At our 2022 Annual Meeting, after receiving a “For” vote of 95.89% of stockholders at our 2021 annual meeting, we received a “For” vote of 50.96%. Due to the lower than expected results, even though the vote is advisory, the compensation committee of our Board and our entire Board took the outcome of this vote very seriously.

In response to the results of our 2022 say-on-pay advisory proposal, we invited 13 of our largest stockholders, representing more than 50% of our shares outstanding, to discuss their concerns regarding our executive compensation and governance practices. We heard from certain of these stockholders, as well as from certain proxy advisors, a concern regarding the temporary adjustments to our compensation practices due to the COVID-19 pandemic. While these conversations remain ongoing, to date, we have not heard significant concerns from our stockholders regarding the structure of our executive compensation program generally, particularly as it has been historically constituted.

Although we have, to date, generally not received feedback from stockholders on targeted areas of concern, the compensation committee did take certain actions in 2022 to address the concerns we believe led to the low approval of our 2022 say-on-pay vote. The compensation committee determined that the compensation program would resume the full-year performance period for the annual cash bonus program and reintroduced performance share units into the long-term incentive plan. The Company did not make any COVID-related adjustments to its compensation practices or incentive plans in 2022. To better align the Company’s long-term incentive plan with the interests of its stockholders, for the Company’s 2023 long-term incentive plan, the compensation committee determined to grant 50% of the long-term incentive award in restricted stock units and 50% in performance share units, significantly increasing the performance-based portion of the long-term incentive plan, compared to the 2022 program, which contained an equal mix of restricted stock units, performance share units and stock options.

In order to continue to better understand investors’ perspectives on our executive compensation program, our management team intends to continue and expand its efforts on stockholder outreach on these issues throughout 2023.

Process for Determining Executive Compensation
The compensation committee
The compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers and administering our equity compensation plans and awards.
To maintain pay at competitive levels, our compensation committee strives to set base salaries and total compensation (base salary, annual bonus at target and the grant date value of long-term incentive awards) between the 50th and 75th percentiles of our peer companies for the same element of compensation, while also taking into consideration experience, individual performance, importance of the applicable role and internal equity.
For information on the peer companies we use for compensation setting purposes, please see the discussion under “Use of Peer Group and Benchmarking.” To tie executive compensation to performance, short-term incentives are earned based primarily on overall company performance for the year. The compensation committee also considers company performance when determining the size of long-term incentive awards.
As described below, the compensation committee works with members of management and obtains advice from an external independent compensation consultant when making its compensation decisions; however, the compensation committee remains solely responsible for setting the compensation of our named executive officers.

The role of management
The Chief Executive Officer makes compensation-related recommendations to the compensation committee with respect to the annual base salaries, target bonus opportunities and long-term incentive award grants for the named executive officers (other than himself). No member of the management team, including our Chief Executive Officer, has a role in determining his or her own compensation.
The role of the compensation consultant
Each year, the compensation committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual total compensation of each of our named executive officers. These factors include our performance against our internal strategic, operational and financial goals, an analysis of the appropriate mix of short-term cash and long-term equity compensation and a thorough review of compensation paid at peer companies compared to the compensation we pay our executives officers.
The compensation committee has engaged a compensation consulting firm to provide it with objective analysis, advice and information regarding executive compensation, including competitive market data and compensation recommendations related to our Chief Executive Officer and our other named executive officers. The compensation committee directly engaged Meridian in 2021 and 2022 to review the peer group used for its 2022 and 2023 compensation determinations to provide an annual review of the Company's executive compensation practices and policies and to provide an overview of market trends and best practices. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the compensation committee determined that Meridian is independent and that the work it performed in 2022 did not raise any conflicts of interest.
Use of peer group and benchmarking
With the assistance of Meridian, the compensation committee developed a list of peer companies and collected and analyzed compensation data of these peer companies, comparing this data with the levels and mix of components of our executive compensation program. In determining the peer group, the compensation committee reviewed publicly traded companies operating primarily under a franchise business model in the hotels, restaurants and leisure or health and wellness industries with similar revenue, system-wide sales and market capitalization to the Company.
After re-evaluating the Company’s peer group in 2021, with the assistance and advice of Meridian, the compensation committee removed Dunkin Brands from its peer group because it became privately held in December 2020. The compensation committee added 1Life Healthcare, Inc., Choice Hotels International, Inc., Driven Brands Holdings, Inc., Peloton Interactive, Inc. and The Beachbody Company, Inc. to the Company’s 2022 peer group. The compensation committee used compensation data from the peer companies as a basis for evaluating base salary and annual bonus target levels, as well the values and types of long-term incentive awards granted, for the 2022 fiscal year.

2022 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

1Life Healthcare, Inc.	Dine Brands Global, Inc.	Shake Shack Inc.

The Beachbody Company, Inc.	Domino’s Pizza, Inc.	Texas Roadhouse, Inc.

Bloomin Brands, Inc.	Driven Brands Holdings Inc.	Tivity Health, Inc.

Brinker International, Inc.	Jack in the Box, Inc.	WW International, Inc.

The Cheesecake Factory Incorporated	Papa John’s International, Inc.	The Wendy’s Company

Choice Hotels International, Inc.	Peloton Interactive, Inc.

Denny’s Corporation	Ruth’s Hospitality Group, Inc.
In August 2022, the compensation committee engaged Meridian to update our peer group for purposes of assisting the compensation committee in making 2023 compensation determinations, using the same criteria described above to determine our 2022 peer group. Because Tivity Health, Inc. was acquired in June 2022 and is no longer a public company, it did not meet the compensation committee’s selection criteria and was therefore removed from our peer group for 2023. Based on the foregoing selection criteria, the compensation committee developed an updated list of selected peer companies for its 2023 peer group, adding Life Time Group Holdings, Inc. to the peer group for 2023. The compensation committee will use compensation data from the peer group listed below as a basis for evaluating base salary and annual bonus target levels, as well the values and types of long-term incentive awards granted, for the 2023 fiscal year.

2023 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

1Life Healthcare, Inc.	Dine Brands Global, Inc.	Ruth’s Hospitality Group, Inc.

The Beachbody Company, Inc.	Domino’s Pizza, Inc.	Shake Shack Inc.

Bloomin Brands, Inc.	Driven Brands Holdings Inc.	Texas Roadhouse, Inc.

Brinker International, Inc.	Jack in the Box, Inc.	WW International, Inc.

The Cheesecake Factory Incorporated	Life Time Group Holdings, Inc.	The Wendy’s Company

Choice Hotels International, Inc.	Papa John’s International, Inc.

Denny’s Corporation	Peloton Interactive, Inc.

Pay mix
The compensation of our named executive officers for the fiscal year 2022 consisted of the following elements:

Compensation Element	Purpose	Features

Base Salary	To attract, motivate and retain highly skilled executives.	Fixed component of pay to provide financial stability based on responsibilities, experience, individual contributions and peer company data.

Annual Cash Bonuses	To promote and reward the achievement of key short-term strategic and business goals of the Company; to motivate and attract executives.	Variable component of pay based on previously established annual company goals and, as appropriate, personal goals.

Long-Term Incentives	To encourage executives to focus on long-term Company performance and increasing stockholder value; to promote retention of executives; to align the interests of our executives with our stockholders.	Equity component of pay that aligns executive interests with those of our stockholders and rewards stockholder value creation over the long term; for 2022 in the form of stock options and restricted stock units that generally vest in equal installments over a four-year period, and performance share units that vest in full on the third anniversary of the grant date, subject to the achievement of certain performance criteria, were reintroduced, as described below. For 2023, our long-term incentive plan is comprised of 50% performance share units and 50% restricted stock units.
Components of our Executive Compensation Program
Base salary
Each of our named executive officers is paid a base salary. The compensation committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role, as valued in the marketplace and within the Company. Base salaries are established based on peer group data, internal pay equity considerations and each named executive officer’s skill set, experience and role and responsibilities. Base salaries are reviewed annually, upon hire or promotion, or following a change in job responsibilities and may be adjusted based on the above-referenced criteria and the recommendations of our Chief Executive Officer, except with regard to his own base salary. The initial base salary of each of Messrs. Rondeau, Lively, Fitzgerald, Tucker and Bode and Ms. Simmons is set forth in his or her respective employment agreement, and has been subsequently adjusted by the compensation committee.
Effective February 28, 2022, the compensation committee approved increases to the base salaries of Messrs. Rondeau, Fitzgerald, Bode and Tucker and Ms. Simmons (of $900,000 to $950,000, $525,000 to $555,000, $360,000 to $370,000, $385,000 to $400,000 and $280,000 to $320,000 respectively) in order to bring each base salary closer to the 50th percentile for similar positions at peer companies within the Company’s peer group. Mr. Bode’s base salary was subsequently increased to $415,000 effective September 12, 2022, upon his assumption of additional duties following the departure of the Company’s chief development officer. Ms. Simmons’ base salary was subsequently increased to $400,000, effective October 24, 2022 in connection with her promotion to Division President, Corporate Clubs. Mr. Lively’s base salary was not increased in 2022.
The base salaries of our named executive officers as of (i) December 31, 2022 for our currently employed named executive officers or (ii) the last day of employment with the Company for Messrs. Lively and Tucker were as follows:

•Mr. Rondeau, $950,000.
•Mr. Fitzgerald, $555,000.
•Mr. Bode, $415,000.
•Ms. Simmons, $400,000
•Mr. Lively, $565,000.
•Mr. Tucker, $400,000.

Annual bonus plan
Each of our named executive officers is eligible to earn a cash bonus under our annual bonus plan based on the achievement of key corporate financial and strategic goals and, in some cases, if determined to be appropriate by the compensation committee, the achievement of certain personal goals. The compensation committee believes this element of compensation is important because it directly ties the compensation paid to our named executive officers with the achievement of key operating and financial goals.
Our annual bonus plan establishes a payment pool, from which the bonuses for all plan participants are paid, that is funded based on the achievement of an Adjusted EBITDA target established by our compensation committee each year. The use of Adjusted EBITDA as the performance metric to determine funding of the bonus pool provides a direct link between the compensation payable to our executives and the value we create for our stockholders. Adjusted EBITDA is also a key metric used by us and by our stockholders to evaluate our business performance. We believe this structure aligns the interests of our executive officers with those of our stockholders in that it requires a baseline level of profitability in order to pay bonuses to plan participants, regardless of our results on top-line growth or operational and strategic goals.
2022 changes to our annual bonus plan
As discussed in the Company’s 2022 Annual Proxy Statement the compensation committee approved certain one-time changes to the design of the 2021 annual bonus plan, including dividing the year into first half and second half 2021 performance periods and providing certain adjustments for potential store closures due to the COVID-19 pandemic. These changes were temporary due to the then uncertainty of the business environment brought on by the COVID-19 pandemic, which had a disproportionate impact on businesses such as the Company’s due to store closures, masking requirements and capacity limitations. The changes were made after consultation with Meridian following its analysis of practices adopted by other companies that were also significantly impacted by the COVID-19 pandemic. For 2022, the compensation committee resumed an annual cash bonus program utilizing full-year performance goals consistent with prior years.
2022 annual bonus plan
For the 2022 annual bonus plan, the compensation committee initially set the Adjusted EBITDA target at $321.744 million, a target that was aligned with our annual budget and one that the compensation committee believed to be challenging, yet achievable at the time it initially set the goal in December 2021. The compensation committee subsequently increased the Adjusted EBITDA target to $380.554 million upon the Company’s acquisition of Sunshine Fitness in February 2022 to account for the anticipated increase in Adjusted EBITDA as a result of the acquisition. By establishing a target that is challenging, the compensation committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that was thought to be achievable when established, the compensation committee believes that employees will remain motivated to perform at the high level required to achieve the target. The associated pool funding amount if the Adjusted EBITDA metric was achieved at 100% is equal to the aggregate target bonus opportunities for all plan participants for the plan year.
The level of potential funding under the annual bonus plan for 2022 ranged from 0% to 225% of target based on our actual performance relative to the Adjusted EBITDA target, with a threshold Adjusted EBITDA level established by the compensation committee of $323.471 million for 2022, 85% of target, which was the minimum level of Adjusted EBITDA performance required for any funding under the annual bonus plan for the applicable year. Bonus pool funding is non-linear based on the percentage of achievement versus target, as shown in the table below.

2022 Bonus Pool Funding Plan—Adjusted EBITDA* Target
(all $ amounts in thousands)	Threshold Performance (funding at 25% of target)	Target Performance (funding at 100% of target)	Maximum Performance (funding at 225% of target)	Achievement
Adjusted EBITDA ($)	323,471	380,554	418,610	368,592
Achievement vs. target (%)	85	100	110	96.9
Bonus pool funding ($)	2,275	9,102	20,479	7,194
* For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP net income, see Appendix A.
Once the Adjusted EBITDA performance is determined, the funding level of the annual bonus plan is established and the available bonus pool funds are then allocated in their entirety to participants in the plan based on the achievement of relevant financial or operational business goals for the full-year performance period and, to the extent available, funds remaining in the pool after the initial allocation are then allocated to all plan participants on a non-discretionary pro-rata basis based on the proportion of each participant’s target bonus opportunity for the corporate goals portion of their overall target bonus amount. After applying interpolation as previously set by the compensation committee, the 2022 bonus pool was funded at 79% of target based on our achievement of Adjusted EBITDA of $368.592 million (96.9% of target).

The specific performance goals under the annual bonus plan are chosen by the compensation committee based on their impact on our profitability. Goals are designated as either “corporate” or “personal”. Corporate goals are financial or operational goals that are influenced or impacted by the activities of the broader organization. Corporate goals are shared among all executives in order to encourage cross-functional collaboration. Personal goals, when appropriate for the role, are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Each performance goal, whether “corporate” or “personal”, has a designated weighting and related payout at threshold, target and maximum levels of achievement.
The compensation committee established the corporate performance goals listed below for our 2022 annual bonus plan, including goals based on Adjusted EBITDA, system wide same store sales and total franchise store placements and established the targets for those goals listed below. The tables below show the range of possible payment levels based on achievement of the applicable performance target. Payment levels between threshold and maximum are determined based on additional defined achievement levels. Under the annual bonus plan, if actual achievement is below the threshold performance level for any performance metric then no payment is made in respect of that performance metric, although any remaining bonus pool funds are available for allocation as described above.

2022 Annual Bonus Plan Performance Targets (Corporate Goals & Personal Goals (as applicable))
	Weighting (applicable to Mr. Rondeau) (%)	Weighting (Applicable to Messrs. Fitzgerald and Bode and Ms. Simmons) (%)	Threshold Performance	Target Performance	Maximum Performance
Adjusted EBITDA ($, in thousands)	33	30	323,471	380,554	418,610
Same Store Sales (system wide) (%)	33	30	12.9	15.1	16.7
Total franchise store placements (#)	33	20	153	180	198
Personal Goal Objective (as applicable)	—	20
Payout percentage (%)			25	100	225
The target amount of each named executive officer’s annual cash bonus is set as a percentage of his or her base salary. The target amount for each of our named executive officers was determined pursuant to his or her respective employment agreement, and has been subsequently adjusted by the compensation committee.
The target bonus opportunity of each of our named executive officers for 2022 is listed in the table below:

Named Executive Officer	Target Bonus Opportunity (as a percentage of base salary)
Christopher Rondeau	120%
Thomas Fitzgerald	75%
Bill Bode(1)	75%
Jennifer Simmons(2)	70%
Dorvin Lively(3)	100%
Jeremy Tucker(4)	60%
(1)    Mr. Bode’s target bonus opportunity for 2022 was initially set at 60% and was subsequently increased to 75% in September 2022. His payout was prorated according to the date of the increase to his base salary and target bonus opportunity in September 2022.
(2)    Ms. Simmons’ target bonus opportunity for 2022 was initially set at 40% and was subsequently increased to 70% in October 2022. Her payout was prorated according to the date of the increase to her base salary and target bonus opportunity in October 2022.
(3)    Mr. Lively was ineligible to receive any bonus payment under the plan due to his retirement prior to the bonus payment date.
(4)     Pursuant to the terms of the Company’s Severance Policy, described below, Mr. Tucker received a prorated portion of his target annual bonus based on the portion of the year he was actually employed.

The actual amount earned by each of Messrs. Rondeau, Fitzgerald and Bode and Ms. Simmons under our 2022 annual bonus plan was determined by the compensation committee based on the level of achievement of the corporate performance goals described above, and for Messrs. Fitzgerald and Bode and Ms. Simmons, also based on the level of achievement of the personal performance goals described below. Payment to each of these named executive officers under the 2022 annual bonus plan was determined by multiplying the payout percentage for the applicable performance target by its weighting and then multiplying that amount by the named executive officer’s target bonus opportunity. Once earned annual bonus amounts were allocated to all participating employees, the funds remaining in the bonus pool were distributed to all plan participants on a pro-rata basis based on participants’ target bonus amounts, as described below. Mr. Lively was not eligible to receive any bonus payment for 2022 due to his retirement prior to the bonus payment date. Pursuant to the terms of the Planet Fitness, Inc. Executive Severance & Change in Control Policy (the “Severance Policy”), Mr. Tucker received a prorated portion of his target annual bonus based on the portion of the year he was actually employed.
Actual achievement of the 2022 corporate performance goals was as follows:

Corporate Performance Goal	Weighting (applicable to Mr. Rondeau)	Weighting (applicable to Messrs. Fitzgerald and Bode and Ms. Simmons)	2022 Performance Result	Level of Achievement (as a % of target)	Bonus Earned (as a % of target (as it relates to each weighting))
Adjusted EBITDA($, in thousands)	33%	30%	368,592	96.9%	79.0%
Same Store Sales (system wide)(%)	33%	30%	11.36	75.0%	—%
Total franchise store placements (#)	33%	20%	154	85.6%	26.9%
Based on the above levels of achievement and the weighting of each applicable corporate performance goal, the cumulative performance level achieved with respect to the corporate performance goals was 85.8%, which resulted in Mr. Rondeau earning 35.3% of target and Messrs. Fitzgerald and Bode and Ms. Simmons, earning 29.1% of target (due to the different weightings of such corporate performance goals) for 2022.
The individual performance goals specific to Mr. Fitzgerald included the following strategic and operational goals (collectively weighted 20% of his total bonus opportunity):
•Successfully close the Sunshine Fitness acquisition and upsize the Company’s securitized debt (35%)
•Ensure the successful integration of the Sunshine Fitness stores and employees (25%)
•Plan and execute the Company’s first Investor Day (15%)
•Enhance the accounting/finance/IT teams – people, process and systems (25%)
The individual performance goals specific to Mr. Bode included the following strategic and operational goals (collectively weighted 20% of his total bonus opportunity):
•Drive net member growth (25%)
•Facilitate the reorganization of the Company’s field operations (25%)
•Facilitate the integration of the Sunshine Fitness stores and employees (20%)
•Drive operations efficiency (15%)
•Lead the evaluation of in-store equipment mix and lobby design (15%)

The individual performance goals specific to Ms. Simmons included the following strategic and operational goals (collectively weighted 20% of her total bonus opportunity):
•Develop and execute an annual strategic planning process (50%)
•Build analytics support team (50%)

Due to his termination of employment in May 2022, Mr. Tucker’s bonus was paid in accordance with the Severance Policy and the compensation committee did not evaluate Mr. Tucker’s performance for 2022.

Actual achievement of Mr. Fitzgerald’s 2022 personal performance goals was as follows:

Performance Goal	2022 Performance Result (as a % of Target)	Level of Achievement (as a % of Target)	Bonus Payout (as a % of target (as it relates to each weighting))
Personal performance goals (20%)	100.0%		20.0%
Close Sunshine Acquisition & Securitized Debt (35%)		100.0%
Integrate Sunshine Stores & Employees (25%)		100.0%
Plan & Execute Investor Day (15%)		100.0%
Enhance Accounting/Finance/IT Teams (25%)		100.0%
Corporate performance goals (80%)	85.8%		29.1%
Actual achievement of Mr. Bode’s 2022 personal performance goals was as follows:

Performance Goal	2022 Performance Result (as a % of Target)	Level of Achievement (as a % of Target)	Bonus Payout (as a % of target (as it relates to each weighting))
Personal performance goals (20%)	100.0%		20.0%
Drive Net Member Growth (25%)		100.0%
Reorganization of the Company’s Field Operations (25%)		100.0%
Integrate Sunshine Fitness Stores & Employees (20%)		100.0%
Drive operations efficiency (15%)		100.0%
In-Store Equipment Mix & Lobby Design Evaluation (15%)		100.0%
Corporate performance goals (80%)	85.8%		29.1%
Actual achievement of Ms. Simmons’ 2022 personal performance goals was as follows:

Performance Goal	2022 Performance Result (as a % of Target)	Level of Achievement (as a % of Target)	Bonus Payout (as a % of target (as it relates to each weighting))
Personal performance goals (20%)	100.0%		20.0%
Develop and execute annual strategic planning process (50%)		100.0%
Build analytics support team (50%)		100.0%
Corporate performance goals (80%)	85.8%		29.1%

Actual achievement of the 2022 corporate and personal performance goals, if applicable, pro-rata allocation of pool funding based on Adjusted EBITDA, target bonus opportunity and overall payout, as applicable to Messrs. Rondeau, Fitzgerald, Bode, Lively and Tucker and Ms. Simmons were as follows:

Named Executive Officer	Corporate Performance Goal Achievement (as a % of target)	Personal Performance Goal Achievement (as a % of target)	Pro-Rata Allocation of Pool Funding Based on Adjusted EBITDA($)(1)	Overall Bonus Payout (as a % of target)	Target Bonus Opportunity($)	2022 Bonus Payment ($)
Christopher Rondeau(2)	85.8%	—%	716,612	98.2%	1,140,000	1,119,018
Thomas Fitzgerald	85.8%	100.0%	215,588	100.9%	416,250	419,899
Bill Bode(3)	85.8%	100.0%	129,353	100.9%	249,750	251,939
Jennifer Simmons(4)	85.8%	100.0%	69,608	100.9%	134,400	135,512
Dorvin Lively(5)	—%	—%	—	—%	565,000	—
Jeremy Tucker(6)	100.0%	100.0%	—	100.0%	240,000	84,822

(1)As described above, for 2022, the annual bonus pool was funded at $7.194 million based on the Company’s Adjusted EBITDA achievement for 2022. After the allocation of bonuses earned by all plan participants in accordance with the terms of the 2022 annual bonus plan based on the achievement of corporate performance goals and, if applicable, personal performance goals, $3.143 million remained available in the 2022 annual bonus pool. As a result, each plan participant, including each of Messrs. Rondeau, Fitzgerald and Bode and Ms. Simmons, received a pro-rata portion of the remaining funds based on his or her target bonus opportunity for the corporate performance-based portion of the annual bonus. Mr. Tucker did not receive any portion of the additional bonus pool funds. This column sets forth the amounts of additional bonus pool funds distributed to each of Messrs. Rondeau, Fitzgerald and Bode and Ms. Simmons.
(2)Mr. Rondeau did not have personal performance goals as an element of his 2022 target bonus opportunity.
(3)Mr. Bode’s payout was determined on a prorated basis to account for the increases to his base salary and target bonus opportunity during the year.
(4)Ms. Simmons’ payout was determined on a prorated basis to account for the increases to her base salary and target bonus opportunity during the year.
(5)Mr. Lively was ineligible to receive any bonus payment under the plan due to his retirement prior to the bonus payment date.
(6)Pursuant to the terms of the Severance Policy, Mr. Tucker received a prorated portion of his target annual bonus based on the portion of the year he was actually employed. He did not receive any portion of the additional funds available from the bonus pool.
Long-term incentive awards
Each of our currently employed named executive officers is eligible to receive equity awards under our long-term incentive program. Our long-term incentive program is designed to promote stock ownership, tie realized compensation to stock price and financial performance and encourage retention of key executives. Our long-term incentive program is a key tool in aligning executive pay with value creation on behalf of stockholders without promoting excessive risk-taking.
2022 changes to long-term incentive awards
As discussed in our 2022 annual proxy statement, in recognition of the uncertainty of the then near-term business environment, the compensation committee approved a temporary change to our long-term incentive program for 2021, such that performance share units were not granted and instead only stock options and restricted stock units were granted, with the value of each long-term incentive award divided equally between those two components.
The decision to temporarily change the long-term incentive award program for 2021 was made in consultation with Meridian and was a reflection of the unique circumstances of the business environment at the time the decisions were made (in the first quarter of 2021), including taking into consideration that the Company did not pay an annual cash bonus in 2020 due to the impact of the COVID-19 pandemic. The changes were intended to ensure our leadership team’s total compensation appropriately recognized and rewarded the team’s contributions to the Company during the challenges brought on by the COVID-19 pandemic, while providing impactful retentive value.
For 2022, the compensation committee determined that the 2022 long-term incentive program would once again include performance share units. Recognizing the continuing uncertainty due to the ongoing COVID-19 pandemic, the compensation committee determined that for the 2022 long-term incentive plan, the performance share units would have a one-year performance period (fiscal year 2022), with the awards vesting in full on the third anniversary of the grant date, generally subject to continued employment through the vesting date. For the 2022 performance share unit awards, the compensation committee established adjusted earnings per diluted share as the performance metric in order to align the potential payout with the Company’s performance and the interests of our stockholders.
To determine the size and component mix of the 2022 long-term incentive awards granted to our named executive officers, the compensation committee considered the long-term incentive data from the Company’s peer group, based on Meridian’s analysis and recommendations. As described above, performance share unit awards are performance-based awards that vest in full after three years and are paid out only to the extent of achievement of a predetermined adjusted earnings per diluted share target goal over a one-year performance period. The compensation committee also considers stock options to be performance-based because no value is created for the stock option awards unless the value of our Class A common stock appreciates after the date the stock options are granted. The Company grants equity awards to our named executive officers, and other key employees, under the Planet Fitness, Inc. 2015 Omnibus Incentive Plan (as amended, the “2015 Plan”).
The compensation committee granted the following awards to our named executive officers in 2022:
•Mr. Rondeau received an option to purchase 27,450 shares of our Class A common stock with a grant date fair value of $1,162,167, a grant of 13,995 restricted stock units of our Class A common stock with a grant date fair value of $1,162,167 and a grant of 13,995 performance share units of our Class A common stock with a grant date fair value of $1,162,167 (assuming target performance).
•Mr. Fitzgerald received an option to purchase 6,554 shares of our Class A common stock with a grant date fair value of $277,500, a grant of 3,341 restricted stock units of our Class A common stock with a grant date fair value of $277,500 and a grant of 3,341 performance share units of our Class A common stock with a grant date fair value of $277,500 (assuming target performance).
•Mr. Bode received an option to purchase 2,913 shares of our Class A common stock with a grant date fair value of $123,333, a grant of 1,485 restricted stock units of our Class A common stock with a grant date fair value of $123,333 and a grant of 1,485 performance share units of our Class A common stock with a grant date fair value of $123,333 (assuming target performance).
•Ms. Simmons received an option to purchase 1,889 shares of our Class A common stock with a grant date fair value of $80,000, a grant of 963 restricted stock units of our Class A common stock with a grant date fair value of $80,000 and a grant of 963 performance share units of our Class A common stock with a grant date fair value of $80,000 (assuming target performance).
•Mr. Lively did not receive any long-term incentive awards in 2022.
•Mr. Tucker received an option to purchase 3,149 shares of our Class A common stock with a grant date fair value of $133,333, a grant of 1,605 restricted stock units of our Class A common stock with a grant date fair value of $133,333 and a grant of 1,605 performance share units of our Class A common stock with a grant date fair value of $133,333 (assuming target performance). Upon termination of his employment, pursuant to the terms of the Severance Policy, Mr. Tucker’s time-based equity awards that would have otherwise vested within the 12 months following his termination of employment (including the applicable portion of his 2022 equity awards) remained outstanding and eligible to vest for 12 months following his termination of employment. All other unvested equity awards, including the performance share units granted to Mr. Tucker in 2022, were forfeited for no consideration pursuant to their terms upon his termination of employment.
The stock options and restricted stock units granted to our named executive officers in 2022 vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. The performance share units granted to our named executive officers in 2022 have a one-year performance period and vest in full on the third anniversary of the grant date subject to achievement of a pre-established adjusted earnings per diluted share target for the performance period and generally subject to continued employment through the vesting date. The number of shares of our Class A common stock issuable under the performance share units is determined based on the level at which the goal is achieved and can range from 0% to 200% of the shares subject to the award. The stock options have a ten-year term. Stock options are issued with an exercise price equal to the closing price of a share of our Class A common stock on the date of grant and cannot be repriced or reloaded without stockholder approval. The numbers of restricted stock units and performance share units issued are based on the fair market value of a share of our Class A common stock as determined by the closing share price of our Class A common stock on the grant date (assuming target performance, in the case of performance share units).
In recognition of Mr. Lively’s contributions to the Company throughout his employment, in connection with Mr. Lively’s retirement in 2022, the compensation committee determined to modify his outstanding equity awards to provide him with 12 months of additional service credit toward the vesting of his time-based equity awards upon his retirement date. Mr. Lively did not receive any cash severance or termination benefits in connection with his retirement.
2022 performance share unit performance results
The performance share units granted in 2022 were earned in 2023 upon the compensation committee’s determination of the achievement of the performance conditions stated in the award and will vest in full on the three-year anniversary of the grant date, generally subject to the named executive officer’s continued employment through the vesting date. The performance metric for these awards was adjusted earnings per diluted share over the Company’s fiscal year 2022. The table below sets forth (1) adjusted earnings per diluted share goals for performance share units granted in 2022, (2) our actual adjusted earnings per diluted share for the performance period ending December 31, 2022, and (3) the percentage of performance share units that were earned based on such performance:

	Threshold (50% of target performance share units earned)($)	Target (100% of target performance share units earned)($)	Maximum (200% of target performance share units earned)($)	Actual performance ($)	% of target performance share units earned
Adjusted earnings per diluted share	1.39	1.74	2.09	1.64	85.6%

Stock ownership guidelines
On February 27, 2018, the Board adopted stock ownership guidelines for our non-employee directors and senior executive officers, under which (i) our chief executive officer, president and chief financial officer are required to acquire and own stock or stock equivalents in an amount equal to five times their annual base salary and (ii) all other senior executive officers are required to acquire and own stock or stock equivalents in an amount equal to three times their annual base salary. On February 22, 2022, after consultation with Meridian, the Board approved certain updates to our stock ownership guidelines, including removing the five-year deadline to achieve the required ownership level and reducing the holdings requirements for the president and chief financial officer to three times their annual base salary. Until the required ownership level is reached, however, senior executive officers are still required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.
As of December 31, 2022, only Mr. Rondeau had met his applicable stock ownership requirement under these guidelines. The guidelines applicable to our non-employee directors are discussed in more detail under “Director Compensation” below.
Retirement plans
All of our currently employed named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer a portion of their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to the first 3% of compensation, plus 50% of employee contributions up to the next 2% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.
Employee benefits and perquisites
All of our full-time employees, including our currently employed named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our currently employed named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers. We also provide certain of our named executive officers, and other key employees, with certain additional limited benefits including tax equalization payments made to those of our named executive officers who are treated as partners rather than employees for U.S. tax purposes to offset self-employment and other additional taxes incurred as a result of such treatment, reimbursement of fees related to accounting services, relocation and temporary housing expenses, as applicable. The value of these benefits, to the extent provided to a named executive officer, is included in the “All Other Compensation” column of the summary compensation table below.
Change in Control and Termination Benefits
Each employment agreement or offer of employment and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”
In addition, effective as of July 1, 2021, the Company adopted the Severance Policy, which entitles executive officers and other key employees to certain severance payments and benefits in the event of certain involuntary terminations, including enhanced severance payments and benefits in the event of certain involuntary terminations occurring on or within a specified time period following a change in control of the Company. Payments and benefits under the Severance Policy will be reduced by the amount of any severance or similar payments or benefits owed to an executive officer under an employment agreement or other arrangement with us and are subject to the executive officer’s compliance with certain non-competition and other restrictive covenants, and the other terms and conditions of the Severance Policy. The material terms of the Severance Policy are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.
The compensation committee considers these severance and change in control benefits to be an important part of our executive compensation program and believes that they are consistent with competitive market practice. The compensation committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, the compensation committee believes these severance benefits provide our executive officers with a reasonable range of income protection in the event of an involuntary termination, support our executive retention goals and encourage the independence and objectivity of our executive officers in considering potential change-in-control transactions that may result in job loss to them. These arrangements also allow the Company to protect its interests through corresponding confidentiality, non-competition and other restrictive covenants in the event of an executive officer’s termination of employment.
Other Compensation-Related Matters
Tax effects of executive compensation
Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain current and former executive officers in a taxable year in excess of $1 million. The compensation committee believes its primary responsibility is to establish and maintain an executive compensation program that satisfies the objectives and principles described in this Compensation Discussion and Analysis and has paid or provided, and will continue to pay or provide, compensation that is not tax deductible or that is limited as to deductibility.
Clawbacks; insider trading
Effective as of February 22, 2019, the Company adopted an Executive Compensation Recoupment Policy, or “clawback” policy, which is administered and enforced by the compensation committee, and applies to any cash or equity-based bonus or other cash or equity-based incentive granted by the Company to any of our executive officers. In the event of a restatement of the Company’s financial results due to material noncompliance with financial reporting requirements under the securities laws, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation paid or awarded by the Company to any current or former employee who is, or was, an “officer” of the Company for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (each, an “Executive Officer”), the compensation committee may, in its discretion, seek reimbursement of any such compensation awarded or paid to the Executive Officer or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to the Executive Officer under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to an Executive Officer, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the compensation committee will determine, in its sole discretion, the amount, if any, by which the payment or award should be reduced or reimbursed. The compensation committee has sole discretion under the policy to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants. We intend to update our clawback policy to address the recovery of erroneously-awarded incentive compensation in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable listing standards.
The Company also has an insider trading policy, which prohibits any hedging, short sales and pledging transactions with respect to the Company’s securities by directors, officers and all employees.

Compensation risk assessment
During 2022, the compensation committee, in consultation with Meridian, assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis that appears above be included in this Proxy Statement.

Respectfully submitted, THE COMPENSATION COMMITTEE Enshalla Anderson, Chair Stephen Spinelli, Jr. Cammie Dunaway Christopher Tanco

Summary Compensation Table
The following table sets forth information concerning the compensation earned by, awarded or paid to our named executive officers for fiscal 2022, 2021 and 2020, as applicable to the named executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Christopher Rondeau	2022	940,385	—	2,324,334	1,162,167	1,119,018	99,043	5,644,947
Chief Executive Officer	2021	900,000	—	2,690,656	3,119,155	2,512,402	49,836	9,272,049
	2020	530,139	—	1,998,000	999,000	—	190,146	3,717,285

Thomas Fitzgerald	2022	549,231	—	555,000	277,500	419,899	12,200	1,813,830
Chief Financial Officer	2021	493,269	—	328,778	363,618	608,000	11,600	1,805,265
	2020	389,621	—	300,000	150,000	—	147,985	987,606

Bill Bode	2022	380,193	—	246,666	123,333	251,939	6,600	1,008,731
Division President, US Franchise	2021	358,077	70,000	237,274	261,140	433,913	9,815	1,370,219
	2020	270,992	—	100,000	50,000	—	10,308	431,300

Jennifer Simmons(6)	2022	324,616	—	160,000	80,000	135,512	20,766	720,894
Division President, Corporate Clubs

Dorvin Lively(7)	2022	456,346	—	295,012	43,383	—	105,570	900,311
Former President	2021	562,115	—	835,589	976,641	1,314,358	30,877	3,719,580
	2020	481,965	—	641,666	320,833	—	48,792	1,493,256

Jeremy Tucker(8)	2022	166,346	—	266,666	133,333	—	357,360	923,705
Former Chief Marketing Officer	2021	383,077	—	268,578	297,574	464,046	11,600	1,424,875
	2020	339,224	—	125,000	—	—	185,469	649,693
(1)Amount represents a one-time discretionary cash payment made to certain of the Company’s employees, including Mr. Bode, in recognition of their extraordinary contributions to the Company in 2020 while the Company was adjusting to the COVID-19 pandemic.
(2)Amounts represent the aggregate grant date fair value of restricted stock unit and performance share unit awards, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for these awards are discussed in Note 15 to our consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2022, 2021 and 2020. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. With respect to performance share units, which were granted to our named executive officers in 2022, the aggregate grant date fair value reported in the table above was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. The aggregate grant date fair value of the performance share unit awards granted in 2022 if maximum performance levels were achieved would be $2,324,334, $555,000, $266,666, $246,666, and $160,000 for Messrs. Rondeau, Fitzgerald, Tucker, and Bode and Ms. Simmons, respectively. The amount reported for Mr. Lively for 2022 represents the incremental fair value, determined in accordance with FASB ASC Topic 718, associated with the acceleration of 4,845 restricted stock units in connection with his retirement in October 2022. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(3)Amounts represent the aggregate grant date fair value of stock option awards, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for stock option grants are discussed in Note 15 to our consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2022, 2021 and 2020. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. The amount reported for Mr. Lively for 2022 represents the incremental fair value, determined in accordance with FASB ASC Topic 718, associated with the acceleration of 12,939 stock options in connection with his retirement in October 2022. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(4)Amounts represent annual bonuses earned by our named executive officers under our annual bonus plan for the relevant year. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan.”
(5)Amounts shown in the “All Other Compensation” column for 2022 include the items set forth in the table below, as applicable to each named executive officer.
(6)Ms. Simmons joined the Company in 2013, but did not serve as an executive officer prior to 2022.
(7)Effective October 7, 2022, Mr. Lively retired from his position as President.
(8)Effective May 9, 2022, Mr. Tucker was terminated from his position as Chief Marketing Officer.

All Other Compensation
Name	401(K) Company Match Contributions ($)(1)	Tax Equalization Payments ($)(2)	Severance Payments ($)(3)	Payment of Accrued Vacation Time ($)(4)	Payment of Relocation & Temporary Housing Expenses ($)(5)	Medical Premium Payment ($)(6)	Total ($)
Christopher Rondeau	12,200	86,843	—	—	—	—	99,043
Thomas Fitzgerald	12,200	—	—	—	—	—	12,200
Bill Bode	6,600	—	—	—	—	—	6,600
Jennifer Simmons	8,308	—	—	—	12,458	—	20,766
Dorvin Lively	10,041	45,766	—	49,763	—	—	105,570
Jeremy Tucker	6,086	—	315,591	16,581	—	19,102	357,360
(1)Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)Represents certain tax equalization payments made to our named executive officers to offset self-employment and other additional taxes incurred with respect to 2022 compensation as a result of their being treated as partners rather than employees for U.S. tax purposes.
(3)Represents severance paid or payable to Mr. Tucker pursuant to the terms of the Severance Policy.
(4)Represents the payment of accrued but unused vacation time to Messrs. Lively and Tucker in connection with their termination of employment.
(5)Represents reimbursement of relocation and temporary housing expenses incurred in connection with Ms. Simmons’ relocation to the Orlando, Florida area in connection with her promotion to Division President, Corporate Clubs.
(6)Represents a payment equal to the Company’s monthly portion of the premium for Mr. Tucker’s medical benefits multiplied by 12, pursuant to the Severance Policy.

Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards made to each of our named executive officers during our 2022 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options(#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Christopher		285,000	1,140,000	2,565,000
Rondeau	3/15/2022				6,997	13,995	27,990				1,162,167
	3/15/2022							13,995			1,162,167
	3/15/2022								27,450	83.04	1,162,167
Thomas		104,063	416,250	936,563
Fitzgerald	3/15/2022				1,670	3,341	6,682				277,500
	3/15/2022							3,341			277,500
	3/15/2022								6,554	83.04	277,500
Bill		62,438	249,750	561,938
Bode	3/15/2022				742	1,485	2,970				123,333
	3/15/2022							1,485			123,333
	3/15/2022								2,913	83.04	123,333
Jennifer		33,600	134,400	302,400
Simmons	3/15/2022				481	963	1926				80,000
	3/15/2022							963			80,000
	3/15/2022								1,889	83.04	80,000
Dorvin		141,250	565,000	1,271,250
Lively(8)	10/7/2022										295,012
	10/7/2022										43,383
Jeremy		60,000	240,000	540,000
Tucker(9)	3/15/2022				802	1,605	3,210				133,333
	3/15/2022							1,605			133,333
	3/15/2022								3,149	83.04	133,333
(1)Represents annual cash bonus opportunities granted under our annual bonus plan. As described in our “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan” above, each named executive officer was eligible to receive a target annual bonus equal to a percentage of his or her annual base salary.
(2)Under the 2022 annual bonus plan, amounts shown in the “Threshold” column represent 25% of the named executive officer’s target bonus amount and amounts shown in the “Maximum” column represent 225% of the named executive officers’ target bonus amount. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan”.
(3)Represents threshold, target and maximum potential future payouts under the performance share units granted to our named executive officers in 2022. The performance share units have a one-year performance period ending December 31, 2022 and vest in full, if at all, on the third anniversary of the grant date subject to achievement of pre-established performance metrics over the performance period and generally subject to the named executive officer’s continued employment through the vesting date. In March 2023, the performance share unit awards were determined to be earned as to 85.6% of target based on actual performance and will vest on the third anniversary of the grant date generally subject to the named executive officer’s continued employment through the vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(4)Represents restricted stock units granted to our named executive officers in 2022. The restricted stock units vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(5)Represents stock options granted to our named executive officers in 2022, each of which vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(6)The exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(7)With respect to stock options and restricted stock units granted to each of our named executive officers (except for Mr. Lively), reflects the grant date fair value of the equity awards granted in 2022 determined in accordance with FASB ASC Topic 718. See footnotes (2) and (3) to the “Summary Compensation Table.” With respect to performance share units for each of our named executive officers (except for Mr. Lively), reflects the grant date fair value determined in accordance with FASB ASC Topic 718 and based on the probable outcome of the performance conditions associated with such awards at the date of grant. For Mr. Lively, reflects the incremental fair value, determined in accordance with FASB ASC Topic 718, associated with the acceleration of 12,939 stock options and the acceleration of 4,845 restricted stock units in connection with his retirement in October 2022.
(8)Mr. Lively did not receive any equity awards in 2022, nor did he receive an annual cash bonus payment due to his retirement before the bonus payment date. The amounts identified as the grant date fair value of Mr. Lively’s stock and option awards reflect the incremental value resulting from the modification of his awards as described above. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(9)Pursuant to the terms of the Severance Policy, Mr. Tucker received payment of a prorated portion of his target annual cash bonus based on the portion of the year he was actually employed. In addition, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment (including the applicable portion of his 2022 equity awards) remained outstanding and eligible to vest for 12 months following his termination of employment. All other unvested equity awards, including the performance share units granted to Mr. Tucker in 2022, were forfeited for no consideration pursuant to their terms upon his termination of employment.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment agreements
Each of our currently employed named executive officers is party to an employment agreement with us. The material terms of the agreements are as follows:
Base salaries, performance bonus opportunities and other benefits
Pursuant to his employment agreement, Mr. Rondeau was entitled to an initial annual base salary, which has subsequently been increased, most recently to $950,000 in 2022. Mr. Rondeau was also originally eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 120% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to his employment agreement, Mr. Fitzgerald was entitled to an initial annual base salary, which has subsequently been increased, most recently to $555,000 in 2022. Mr. Fitzgerald is also eligible to earn an annual cash bonus, with a target of 75% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to his employment agreement, Mr. Bode was entitled to an initial annual base salary, which has subsequently been increased, most recently to $415,000 in 2022. Mr. Bode is also eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 75% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to her employment agreement, Ms. Simmons was entitled to an initial annual base salary, which has subsequently been increased, most recently to $400,000 in 2022. Ms. Simmons is also eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 70% of her annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. Ms. Simmons is also entitled to temporary housing assistance of $6,500 per month for twelve (12) months starting in November 2022.
Messrs. Rondeau, Fitzgerald and Bode and Ms. Simmons are also entitled to payments and benefits upon certain terminations of employment under the Severance Policy, which are described below under “—Potential Payments Upon Termination or Change in Control.”

Retirement of Mr. Lively
Prior to his retirement, Mr. Lively had been party to an employment agreement with us, pursuant to which he was entitled to an initial annual base salary, which had subsequently been increased, most recently to $565,000 in 2021. Mr. Lively was also originally eligible to earn an annual cash bonus, with an initial target, which had subsequently been increased to 100% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. In connection with Mr. Lively’s retirement, the compensation committee determined to modify his outstanding equity awards to provide him with 12 months of additional service credit toward the vesting of his time-based equity awards upon his retirement date. All other unvested incentive equity awards granted by the Company were forfeited without consideration upon Mr. Lively’s retirement. Mr. Lively did not otherwise receive any severance payments or benefits in connection with his retirement.
Termination of Mr. Tucker
Prior to his termination of employment, Mr. Tucker had been party to an employment agreement with us, pursuant to which he was entitled to an initial annual base salary, which had subsequently been increased, most recently to $400,000 in 2022. Mr. Tucker was also eligible to earn an annual cash bonus, with a target of 60% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. In connection with his termination of employment on May 9, 2022, we entered into a separation agreement with Mr. Tucker, pursuant to which he has or will receive the following payments and benefits in accordance with the terms of the Severance Policy: (i) base salary severance of $400,000, payable as salary continuation in accordance with the Company’s normal payroll practices, (ii) an amount equal to $84,822, representing his target annual cash bonus prorated to reflect the portion of the year he was employed, (iii) an amount equal to $19,102 as a lump sum cash payment, representing the Company’s monthly portion of the premium for his medical benefits multiplied by 12, (iv) an amount equal to $16,581, representing earned but unused vacation time, and (v) his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment remained outstanding and eligible to vest for 12 months following his termination of employment, with other unvested incentive equity awards granted by the Company (including performance-based awards) forfeited without consideration. Pursuant to the separation agreement, Mr. Tucker signed a release of claims in favor of the Company and continues to be bound by certain post-termination restrictive covenants in favor of the Company pursuant to the Severance Policy.

Outstanding Equity Awards at 2022 Year-end
The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2022.

		Option Awards				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Christopher	5/16/2016	85,000	—	17.08	5/16/2026
Rondeau	5/4/2017	137,127	—	21.01	5/4/2027
	4/2/2018	52,350	—	36.42	4/2/2028
	4/9/2019	16,724	8,363	70.44	4/9/2029
	3/6/2020	22,395	22,396	64.35	3/6/2030
	3/19/2021	20,787	62,361	78.35	3/19/2031
	3/15/2022	—	27,450	83.04	3/15/2032
	4/9/2019					2,751	(3)	216,779
	3/6/2020					7,762	(3)	611,646
	3/19/2021					25,756	(3)	2,029,573
	3/15/2022					13,995	(3)	1,102,806
	3/15/2022					11,972	(5)	943,394
Thomas	1/6/2020	3,151	3,151	75.04	1/6/2030
Fitzgerald	3/19/2021	2,423	7,270	78.35	3/19/2031
	3/15/2022	—	6,554	83.04	3/15/2032
	1/6/2020					999	(3)	78,721
	3/19/2021					3,147	(3)	247,984
	3/15/2022					3,341	(3)	263,271
	3/15/2022					2,858	(5)	225,210
Bill	10/11/2016	9,863	—	19.81	10/11/2026
Bode	03/31/2017	16,335	—	19.27	3/31/2027
	4/2/2018	5,185	—	36.42	4/2/2028
	4/9/2019	1,564	522	70.44	4/9/2029
	3/6/2020	1,120	1,121	64.35	3/6/2030
	3/19/2021	1,740	5,221	78.35	3/19/2031
	3/15/2022	—	2,913	83.04	3/15/2032
	4/9/2019					172	(3)	13,554
	3/6/2020					389	(3)	30,653
	3/19/2021					2,271	(3)	178,955
	3/15/2022					1,485	(3)	117,018
	3/15/2022					1,270	(5)	100,076
Jennifer	3/31/2017	1,486	—	19.27	3/31/2027
Simmons	4/2/2018	811	—	36.42	4/2/2028
	4/9/2019	517	173	70.44	4/9/2029
	3/6/2020	934	934	64.35	3/6/2030
	3/19/2021	785	2,357	78.35	3/19/2031
	3/15/2022	—	1,889	83.04	3/15/2032
	4/19/2019					57	(3)	4,492
	3/6/2020					324	(3)	25,531
	3/19/2021					997	(3)	78,564
	3/15/2022					963	(3)	75,884

		Option Awards				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
	3/15/2022					823	(5)	64,852
Dorvin	5/4/2017	102,845	—	21.01	1/5/2023
Lively(6)	4/2/2018	29,913	—	36.42	1/5/2023
	4/9/2019	11,329	—	70.44	1/5/2023
	3/6/2020	10,789	—	64.35	1/5/2023
	3/19/2021	13,017	—	78.35	1/5/2023
Jeremy	11/20/2019	4,134	—	71.72	8/7/2023
Tucker(7)	3/19/2021	1,983	1,983	78.35	8/7/2023
	3/15/2022	—	787	83.04	8/7/2023
	3/19/2021					856	(3)	67,453
	3/15/2022					401	(3)	31,599

(1)Stock options are subject to time-based vesting and vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(2)In each case, the exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(3)Represents restricted stock units that are subject to time-based vesting and vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(4)In each case, the market value is based on the closing price of $78.80 per share of our Class A common stock on December 31, 2022, as reported on the NYSE.
(5)Represents performance share units granted in 2022 that have a one-year performance period ending on December 31, 2022 and vest in full, if at all, on the third anniversary of the grant date subject to achievement of pre-established performance metrics and generally subject to the named executive officer’s continued employment through the vesting date. The number of performance share units reported is the number of units that were earned based on performance (85.6% of target). For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(6)Represents option awards that remained available for exercise as of December 31, 2022 subsequent to Mr. Lively’s retirement.
(7)Represents option awards and restricted stock unit awards that remained outstanding as of December 31, 2022 subsequent to Mr. Tucker’s termination of employment. As described above, in connection with Mr. Tucker’s termination of employment, his time-based equity awards that would have otherwise vested within the 12 months following his termination of employment remained outstanding and eligible to vest for 12 months following his termination of employment, with other unvested incentive equity awards granted by the Company (including performance-based awards) forfeited without consideration.
Option Exercises and Stock Vested
The following table shows information regarding the vesting of stock awards held by our named executive officers during our 2022 fiscal year. None of our named executive officers exercised any stock options during our 2022 fiscal year.

	Stock awards
Name	Number of shares realized on vesting (#)	Value realized on vesting ($)(1)
Christopher Rondeau	22,424	1,883,905
Thomas Fitzgerald	1,549	135,950
Bill Bode	1,568	132,487
Jennifer Simmons	690	57,964
Dorvin Lively	12,262	917,956
Jeremy Tucker	1,291	106,605

(1)Reflects the value of restricted stock units that vested in 2022, based on the closing price of our Class A common stock as reported on the NYSE on the vesting date.
Pension Benefits and Nonqualified Deferred Compensation
None of our named executive officers participated in or received benefits from a pension plan or from a non-qualified deferred compensation plan during our 2022 fiscal year or prior years.
Potential Payments Upon Termination or Change in Control
Executive Severance & Change in Control Policy
Each of our currently employed named executive officers is eligible to participate in the Severance Policy. Receipt and retention of any payments or benefits under the Severance Policy is conditioned upon the named executive officer’s timely and effective execution of a separation agreement containing a release of claims in favor of us, and continued compliance with the non-competition, non-solicitation and confidentiality obligations contained in the Severance Policy and in any other agreement with us.
Under the Severance Policy, an “involuntary termination” is any termination of employment by us other than for cause (as defined in the Severance Policy) or by the named executive officer for good reason (as defined in the Severance Policy), and excludes any termination of employment by reason of death or disability. In advance of the effective date of the Severance Policy, each of our named executive officers entered into a letter agreement with us acknowledging that the terms of the Severance Policy superseded any and all terms in their respective employment agreements that are otherwise covered by the Severance Policy, and that in no event would the named executive officer receive duplicate benefits. Any provisions in employment agreements with our named executive officers not addressed in the Severance Policy remain in full force and effect.
In the event of a named executive officer’s involuntary termination that does not occur upon or within 24 months following a change in control (as defined in the Severance Policy), the Severance Policy provides for the following payments and benefits:
a.base salary continuation (for Mr. Rondeau, in an amount equal to 200% of his base salary, payable as salary continuation and for each of Messrs. Fitzgerald and Bode and Ms. Simmons, in an amount equal to 100% of his or her base salary, payable as base salary continuation);
b.a lump sum cash payment equal to a pro-rated portion of the named executive officer’s target annual cash bonus for the calendar year in which the involuntary termination occurs;
c.if the named executive officer is enrolled in a benefit plan sponsored by us, a lump sum cash payment equal to our monthly portion of the premium for such enrollment multiplied by 12; and
d.the named executive officer’s time-based equity awards that would have otherwise vested within the 12 months following his or her termination of employment will remain outstanding and eligible to vest for 12 months following his or her termination of employment, with other unvested incentive equity awards granted by the Company forfeited without consideration, except that, with respect to any performance-based equity awards for which the performance period has concluded at the time of the involuntary termination but that have not yet been paid, the named executive officer will retain the right to be paid in accordance with the terms of any such awards.
In the event of a named executive officer’s involuntary termination that occurs upon or within 24 months following a change in control, the Severance Policy provides for the following payments and benefits:
a.a lump sum cash payment equal to a multiple of base salary (for Mr. Rondeau, 300% and for each of Messrs. Fitzgerald and Bode and Ms. Simmons, 150%);

b.a lump sum cash payment equal to 100% of the named executive officer’s target annual cash bonus for the calendar year in which the change in control occurs;
c.if the named executive officer is enrolled in a benefit plan sponsored by us, a lump sum cash payment equal to our monthly portion of the premium for such enrollment multiplied by 12; and
d.immediate vesting of all unvested time-based and performance-based equity awards, with performance-based equity awards vesting at target, except that, with respect to any performance-based equity awards for which the performance period has concluded at the time of the involuntary termination but that have not yet been paid, the named executive officer will retain the right to be paid in accordance with the terms of any such awards.
The Severance Policy provides for a Section 280G “better of provision” such that payments or benefits that each of our named executive officers receives in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after tax payment amount for such named executive officer than if he or she had been paid the full amount of such payments or benefits, with such amount subject to the excise tax.
The severance payments and other benefits described above under the Severance Policy will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us that are not otherwise superseded by the Severance Policy.
Employment Agreements
The employment agreements with Messrs. Rondeau and Fitzgerald provide for severance payments and benefits in connection with specified termination events, subject to the named executive officer’s timely and effective execution of a separation agreement provided by us, containing a release of claims and other customary terms, and continued compliance with the restrictive covenants contained in their agreements, described below.
As discussed above under “—Executive Severance & Change in Control Policy”, our named executive officers will not be provided with severance payments or benefits in excess of the amounts provided under the Severance Policy, to the extent the Severance Policy is applicable to their termination of employment.
Agreement with Mr. Rondeau
Under Mr. Rondeau’s employment agreement, if his employment is terminated by us without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the term of his employment agreement, then he would be entitled to receive severance benefits consisting of (i) payment of his base salary for a period of 12 months following the date of such termination, (ii) payment of a pro-rata portion of the annual bonus he would have earned for the fiscal year in which his employment terminated, based on actual performance, and (iii) the accelerated vesting of any unvested options or other unvested equity awards that would have vested in the calendar year in which his termination occurs. If Mr. Rondeau’s employment is terminated due to his disability (as defined in his employment agreement) during the term of his employment agreement, then he would be entitled to continue to receive his base salary, reduced by any disability income benefits to which he is entitled, and to participate in our employee benefit plans, to the extent permitted by plan terms, for up to 90 consecutive days or 120 non-consecutive days of disability during any period of 365 consecutive calendar days.
Agreement with Mr. Fitzgerald
Under Mr. Fitzgerald’s employment agreement, if he experiences an involuntary termination of employment, for a reason other than cause, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in our group health insurance plans, for a period of 12 months following such termination of employment.
Equity Awards
Pursuant to the stock option, performance share unit and restricted stock unit award agreements under the 2015 Plan, upon termination of employment, any unvested stock options, performance share units or restricted stock units then held by our named executive officers will be immediately forfeited, and if employment is terminated for cause or under circumstances that would have constituted termination for cause, any vested stock options will also be forfeited immediately. If employment is terminated due to death or disability, any vested stock options will remain exercisable until the earlier of one year following termination or the original term of the option. If employment is terminated for other reasons, any vested stock options will remain exercisable until the earlier of three months following termination or, if earlier, until the end of the original term of the option. Pursuant to our Clawback Policy, previously vested equity awards may also be subject to cancellation, or reimbursement by the named executive officer, in certain circumstances.

Pursuant to the terms of the Severance Policy (or for Mr. Rondeau, pursuant to his employment agreement, if applicable), our named executive officers may be entitled to additional and/or accelerated vesting of equity awards in the event of certain involuntary terminations of employment, as described above.
Restrictive covenants
Receipt and retention of benefits under the Severance Policy is conditioned on the named executive officer’s compliance with covenants not to compete with us or to solicit our franchisees, employees or other service providers during employment and for the duration of the applicable “severance period” following termination of employment. Under the Severance Policy, the “severance period” is the number of months equal to 12 times the percentage of base salary the named executive officer is eligible to receive in the event of an involuntary termination (whether payable as salary continuation or in a lump sum). For example, an entitlement to 300% of base salary would result in a severance period of 36 months. The Severance Policy also includes covenants relating to confidentiality and non-disparagement.
Pursuant to his or her respective employment agreement, Messrs. Rondeau, Fitzgerald, and Bode and Ms. Simmons are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for one year following termination of employment.
The benefits received by Mr. Lively in connection with his retirement are described above under “Retirement of Mr. Lively” and the payments and benefits received by Mr. Tucker in connection with his termination of employment are described above under “Termination of Mr. Tucker.”
Estimated severance payments
The following table sets forth the estimated dollar value of the payments and benefits that would have become payable to each of our currently employed named executive officers in each of the potential termination scenarios, assuming the applicable triggering event had occurred on December 31, 2022. The calculations of the value of the equity awards use the closing price per share of our Class A common stock as reported on the NYSE on December 31, 2022, which was $78.80 per share.

Named Executive Officer	Executive Payments and Benefits Upon Separation	Involuntary Termination without Cause or Termination by Executive for Good Reason Without Change in Control ($)(1)	Involuntary Termination without Cause or Termination by Executive for Good Reason With Change in Control ($)(1)	Disability ($)(2)
Christopher Rondeau	Severance	3,040,000	3,990,000	312,329
	Equity Awards	1,715,822	5,485,209	—
	Health Benefits	19,027	19,027	6,255
	Total	4,774,849	9,494,236	318,584
Thomas Fitzgerald	Severance	971,250	1,248,750
	Equity Awards	194,793	868,366
	Health Benefits	13,264	13,264
	Total	1,179,307	2,130,380	—
Bill Bode	Severance	726,250	933,750
	Equity Awards	130,966	480,109
	Health Benefits	19,102	19,102
	Total	876,318	1,432,961	—
Jennifer Simmons	Severance	680,000	880,000
	Equity Awards	70,879	276,358
	Health Benefits	67	67
	Total	750,946	1,156,425	—
(1)Represents the cash amount payable or the value of accelerated vesting, as applicable, upon an eligible termination event pursuant to the Severance Policy based on the assumptions set forth above. For purposes of the performance share awards granted in 2022 for which the performance period ended on December 31, 2022, because the performance period was complete at the time of termination of employment, no amounts are included in respect of such performance share awards in the table.

(2)Reflects the amount payable upon Mr. Rondeau’s termination of employment due to disability pursuant to his employment agreement based on the assumptions set forth above.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid and certain financial performance of the Company for our principal executive officer (“PEO”) and our named executive officers other than our PEO (“Non-PEO NEOs”) for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s core compensation objectives, refer to “Executive Compensation – Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for PEO($)(1)	Compensation Actually Paid to PEO($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs($)(3)	Average Compensation Actually Paid to Non-PEO NEOs($)(4)	Value of Initial Fixed $100 Investment based on:		Net Income (loss) (in thousands)($)(7)	Adjusted EBITDA (in thousands) ($)(8)
					Total Stockholder Return($)(5)	Peer Group Total Stockholder Return($)(6)
2022	5,644,947	3,968,988	1,073,495	338,939	105.52	82.10	110,456	365,834
2021	9,272,049	11,946,934	2,079,985	2,429,979	121.29	109.61	46,122	222,310
2020	3,717,285	905,478	968,084	709,662	103.95	89.54	(15,204)	118,841
(1)Represents the total from the Summary Compensation Table in each applicable year for Mr. Rondeau, who was the PEO for all three years reported in the table (2020-2022). In 2020, Mr. Rondeau’s salary was reduced and his annual bonus was not paid as a result of the COVID-19 pandemic.
(2)Represents the amount of compensation actually paid to Mr. Rondeau, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the additions to and deductions from the Summary Compensation Table totals to calculate the compensation actually paid amounts.
(3)Represents the average total from the Summary Compensation Table in each applicable year for the Non-PEO NEOs, which are comprised of: for 2022: Messrs. Fitzgerald, Bode, Lively and Tucker and Ms. Simmons; for 2021: Messrs. Lively, Fitzgerald, Bode and Tucker; and for 2020: Messrs. Lively, Fitzgerald, Tucker, and Craig Miller. In 2022, Messrs. Lively and Tucker did not receive annual bonuses, and severance was paid to Mr. Tucker pursuant to the terms of the Severance Policy. In 2020, salaries were reduced and annual bonuses were not paid as a result of the COVID-19 pandemic.
(4)Represents the average amount of compensation actually paid to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the additions to and deductions from the Summary Compensation Table totals to calculate the compensation actually paid amounts. In 2022, Messrs. Lively and Tucker forfeited portions of their unvested prior year equity awards as a result of Mr. Lively’s retirement and Mr. Tucker’s separation from the Company.
(5)Represents the cumulative total return on $100 invested in the Company’s Class A common stock as of the last day of public trading of the Company’s Class A common stock in fiscal year 2019 through the last day of public trading of the Company’s Class A common stock in the applicable fiscal year for which the cumulative total return is reported. The Company did not pay dividends for any of 2022, 2021 or 2020.
(6)Represents the weighted cumulative total return on $100 invested as of the last day of public trading in fiscal year 2019 through the last day of public trading in the applicable fiscal year for which the cumulative total return is reported, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Invesco Dynamic Leisure & Entertainment ETF (“PEJ”), the same peer group used for purposes of Item 201(e) of Regulation S-K. The return of this index is calculated assuming reinvestment of dividends during the period presented.
(7)Represents net income (loss) disclosed in our Annual Report on Form 10-K for the years ended December 31, 2022, 2021 and 2020.
(8)Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. For a discussion of Adjusted EBITDA and a reconciliation of GAAP net income (loss) to Adjusted EBITDA, see Appendix A.

In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Rondeau’s total compensation for each year to determine the compensation actually paid to him for the relevant year:

Year	Summary Compensation Table Total for PEO($)	Fair value of equity awards granted from Summary Compensation Table ($)(1)	Fair value of current year equity awards at year-end($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year($)(2)	Compensation Actually Paid to PEO($)
2022	5,644,947	(3,486,501)	3,331,394	(986,978)	(533,874)	3,968,988
2021	9,272,049	(5,809,811)	6,994,560	1,092,643	397,493	11,946,934
2020	3,717,285	(2,997,000)	2,941,909	197,648	(2,954,364)	905,478
(1)Represents the grant date fair value of equity-based awards granted each year as reported in the “Stock Awards” and “Option Awards” column of the Summary Compensation Table for the applicable year.
(2)Reflects the value of equity calculated in accordance with the SEC methodology for determining compensation actually paid for each period presented. The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate the fair values of options, restricted stock units, and performance share units include the stock price as of the applicable measuring date and, in the case of performance share units, the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the compensation committee as of the applicable vesting date). Otherwise, the valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid:

Year	Summary Compensation Table Total for Non-PEO NEOs($)	Fair value of equity awards granted from Summary Compensation Table($)(1)	Fair value of current year equity awards at year-end($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year($)(2)	Forfeitures of prior year awards fair value($)(2)	Compensation Actually Paid($)
2022	1,073,495	(436,179)	275,618	(18,902)	25,452	(580,545)	338,939
2021	2,079,985	(892,298)	1,073,811	127,536	40,945	—	2,429,979
2020	968,084	(481,125)	431,966	28,357	(237,620)	—	709,662
(1)Represents the average grant date fair value of equity-based awards granted each year as reported in the “Stock Awards” and “Option Awards” column of the Summary Compensation Table for the applicable year.
(2)Reflects the average value of equity calculated in accordance with the SEC methodology for determining compensation actually paid for each period presented. The equity award adjustments for each applicable year include the same methodology described above for Mr. Rondeau.

Relationship between Compensation Actually Paid and Performance Measures
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our net income (loss) during the three most recently completed fiscal years:
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our Adjusted EBITDA during the three most recently completed fiscal years:
(1) Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. For a discussion of Adjusted EBITDA and a reconciliation of GAAP net income (loss) to Adjusted EBITDA, see Appendix A.
The cumulative total return of the Company’s Class A common stock at the end of fiscal year 2022 as compared to the end of fiscal year 2019 was $105.52 as compared to $82.10 for the peer group presented for this purpose (the Invesco Dynamic Leisure & Entertainment ETF (“PEJ”)).

The amount of compensation actually paid to Mr. Rondeau and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Company’s cumulative total stockholder return over the three years presented in the table. Compensation actually paid is significantly impacted by changes in our stock price due to the fact that long-term equity incentive awards generally comprise a substantial portion of our named executive officers’ compensation and compensation actually paid includes the change in fair value for all equity awards that were outstanding and unvested at year-end or awards that vested during the year.
The following chart compares compensation actually paid to (i) the cumulative total return on $100 invested as of the end of fiscal year 2019 in the Company’s Class A common stock and (ii) the weighted cumulative total return on $100 invested as of the end of fiscal year 2019 for the PEJ, in each case, for the three most recently completed fiscal years:
Financial Performance Measures
The performance metrics listed below represent the most important metrics we use to link compensation actually paid to our named executive officers for 2022 to the Company’s performance:
•Adjusted EBITDA (our Company Selected Measure under Item 402(v) of Regulation S-K)
•Adjusted earnings per share
•System wide same store sales
As further described above under “Executive Compensation – Compensation Discussion and Analysis,” our variable compensation includes annual incentives based, in part, on achievement of Adjusted EBITDA performance goals, performance share units are based on our adjusted earnings per share, and stock options only have value if the price of our Class A common stock appreciates after grant.
Pay Ratio Disclosure Rule
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of the median of the annual total compensation of our employees (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer. In determining the median employee, we prepared a list of all of our full-time, part-time and temporary employees as of December 31, 2022. To identify the “median employee” from our employee population, we calculated the amount of annual base compensation, including salary, hourly pay, over-time and holiday pay, for all of our employees, including all corporate headquarters employees and in-store employees, other than our Chief Executive Officer. We annualized the compensation of those full-time and part-time employees that were not employed for the full year of 2022. As of December 31, 2022, we had 39 non-U.S. employees, accounting for less than 5% of our total employees, all of whom were located in Canada. In accordance with the rules that allow for non-U.S. employees that account for 5% or less of total employees to be excluded from the determination of a company’s employees for purposes of determining the “median employee”, we excluded all 39 employees located in Canada. We did not use any other permitted exclusions or adjustments under the rules. As of December 31, 2022, we had a total of 3,137 employees, excluding our Chief Executive Officer, 3,098 of whom were based in the U.S. and were included for purposes of identifying the median employee.
Once we identified the median employee, we calculated that employee’s annual total compensation in the same manner as we calculate “Total Compensation” for purposes of the Summary Compensation Table. Determined in this manner, the median employee’s annual total compensation was $21,529. As identified in the Summary Compensation Table above, using the same methodology for total compensation, the annual total compensation of our Chief Executive Officer was $5,644,947. The resulting ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer) is estimated to be approximately 262:1.
In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL 3:
Advisory Vote on Named Executive Officer Compensation
The Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for the fiscal year ended December 31, 2022. The Board of Directors is asking stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers by voting “ FOR ” the following resolution:
“RESOLVED, that the stockholders of Planet Fitness, Inc. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As described in detail in the section titled “Compensation Discussion and Analysis”, we maintain an executive compensation program that ties pay to performance and seeks to:

•Provide base salaries that are consistent with similar positions in similar companies;
•Directly connect short-term incentive pay to company performance and achievement of corporate goals;
•Align the interests of our named executive officers with those of our stockholders through the use of equity-based awards;
•Provide benefits to our named executive officers that are generally the same as those provided to our other employees; and
•Attract, motivate and retain talented executives in a competitive environment.
The Board is asking stockholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the compensation committee and the Board value the views of our stockholders as expressed in their votes. The Board and compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.
The Board recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for their service during 2022. Mr. Rondeau receives no additional compensation for his service as a director. The compensation received by Mr. Rondeau as an employee during 2022 is included in the Summary Compensation Table above.

Name	Fees Earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Stephen Spinelli, Jr.	134,200	114,987	249,187
Frances Rathke	87,274	85,669	172,943
Craig Benson	65,000	88,186	153,186
Cammie Dunaway	87,274	64,556	151,830
Enshalla Anderson	82,791	79,999	162,790
Christopher Tanco	84,851	79,987	164,838
Bernard Acoca	81,875	79,987	161,862
(1)Each director, except Gov. Benson and Mr. Acoca, elected to receive shares of Class A common stock in lieu of her or his respective annual cash retainer in 2022.
(2)Represents the grant date fair value of restricted stock units with respect to shares of our Class A common stock, which were granted for service as a director in 2022, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 15 to our consolidated financial statements for the year ended December 31, 2022, included in our Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, Dr. Spinelli held 1,421 unvested restricted stock units, Ms. Rathke held 1,067 unvested restricted stock units, Gov. Benson held 1,129 unvested restricted stock units, Ms. Dunaway held 1,072 unvested restricted stock units, Ms. Anderson held 935 unvested restricted stock units, Mr. Tanco held 963 unvested restricted stock units and Mr. Acoca held 963 unvested restricted stock units.
Non-Employee Director Compensation Program
On February 22, 2022, the Board, after consultation with Meridian, approved updates to our non-employee director compensation program in order to better align our program with those of our peer companies used for compensation setting purposes. Pursuant to the updated non-employee director compensation program, each non-employee member of our Board is eligible to receive an annual cash retainer payment of $70,000 (increased from $50,000) and an annual grant of restricted stock units with a targeted grant date fair market value of $115,000 (increased from $80,000). The annual grant of restricted stock units generally vests in full on the first anniversary of the grant date, subject to the director’s continued service as a member of our Board through the vesting date. Under this program, eligible directors receive the following additional cash retainers on an annual basis for service as the Board chair—$55,000; audit committee chair—$25,000 (increased from $15,000); compensation committee chair—$20,000 (increased from $12,000); and nominating and corporate governance committee chair—$15,000 (increased from $10,000). Eligible directors also receive annual cash retainers for service as members of the audit committee—$12,500 (increased from $7,500); members of the compensation committee—$10,000 (increased from $5,000); and members of the nominating and corporate governance committee—$7,500 (prior to the update, no member fee was paid). Pursuant to our non-employee director compensation program, eligible directors may elect to receive fully vested shares of Class A common stock in lieu of their annual cash retainer payments. In 2022, each director, other than Gov. Benson and Mr. Acoca, made such an election. The updated non-employee director compensation program took effect April 1, 2022.
The Board has adopted stock ownership guidelines applicable to our non-employee directors and senior executive officers, described above, under which our non-employee directors are required to acquire and own stock or stock equivalents in an amount equal to five times the annual cash retainer for our non-employee directors. On February 22, 2022, after consultation with Meridian, the Board approved certain updates to our stock ownership guidelines, including removing the five-year deadline to achieve the required ownership level. Until the required ownership level is reached, however, directors are still required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of December 31, 2022, each of our non-employee directors had achieved their minimum holding requirements, except Ms. Anderson, Mr. Acoca and Mr. Tanco.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of March 7, 2023.

Name	Age	Position
Christopher Rondeau	50	Chief Executive Officer and Director
Edward Hymes	55	President and Chief Operating Officer
Thomas Fitzgerald	62	Chief Financial Officer
Jennifer Simmons	53	Division President, Corporate Clubs
Bill Bode	62	Division President, U.S. Franchise
Christopher Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role in developing and refining the unique, low-cost/high-value business model and lean operating system that revolutionized both the fitness and franchising industry. Under his leadership, Planet Fitness has experienced tremendous growth and has been recognized for many accolades including, Entrepreneur Franchise 500 – Fastest Growing Franchise List, Franchise Times’ Top 200, Forbes’ America’s Best Franchises, Newsweek Best Customer Service, and Best Places to Work in New Hampshire. An innovative entrepreneur, Mr. Rondeau was honored as an EY Entrepreneur of the Year and inducted into the University of New Hampshire Alumni Entrepreneur Hall of Fame. Mr. Rondeau also received an honorary doctorate degree from Philadelphia University and received the University’s honorary innovation medal. In 2020, he joined the International Franchise Association (IFA) Board of Directors; board members are drawn from a world-class set of franchise brands.
Edward Hymes joined Planet Fitness in January 2023 as President and Chief Operating Officer. In this role, he has overall leadership and accountability of the brand’s primary revenue producing business segments, including U.S. and international franchise operations and development, equipment sales, and Corporate stores, in addition to both the technology and legal functions. Mr. Hymes has over 30 years of experience leading domestic and international retail, franchise, and e-commerce businesses for global companies, most recently serving as the President and Chief Executive Officer of Jiffy Lube International, a subsidiary of Shell, from January 2020 until January 2023. At Jiffy Lube, he oversaw the strategic direction of the company, and managed franchise relationships to create a shared vision for the brand, drive network growth, and maintain Jiffy Lube’s leading market share. He began working at Shell in 2001, holding broad and diverse roles including strategy, business development, project management, and deal delivery. Prior to Jiffy Lube, he served on Shell’s global Downstream Acquisitions & Divestments Leadership Team with responsibility for transaction delivery across North and South America. Prior to Shell, he served as the Director and General Manager of internet startup Kozmo, where he was responsible for new market development and operations. Mr. Hymes started his career at Kmart Corporation, where he worked his way up the ranks starting as an hourly store team member and entered management after graduating from Northwest Missouri State University with a Bachelor's degree in Marketing. With Kmart he held multiple store operations positions with P&L responsibility progressing from Store Manager to Regional Manager.
Thomas Fitzgerald joined Planet Fitness in January 2020 as the Company’s Chief Financial Officer. In this role, he is responsible for all aspects of financial strategy and management. Mr. Fitzgerald has over 30 years of leadership experience in financial management in the retail and consumer products industries, most recently serving as the Chief Financial Officer and Senior Vice President at Potbelly Sandwich Works from December 2018 until December 2019. Prior to Potbelly, he served in varying executive roles at Charming Charlie Inc. including President and Chief Financial Officer from 2015 through 2017, and Chief Administrative Officer and Chief Financial Officer from 2013 through 2015. Previously, Mr. Fitzgerald served as Chief Administrative Officer of Sears Canada. Additionally, he held several leadership positions at Liz Claiborne, was Chief Financial Officer at Burlington Coat Factory, and served as Chief Operating Officer of Bath & Body Works. Mr. Fitzgerald began his career at PepsiCo, where he held various leadership roles in finance and planning. Mr. Fitzgerald holds an MBA in Finance from Indiana University Kelley School of Business and received his Bachelor’s degree in Finance from the University of Florida.
Jennifer Simmons has served as Division President, Corporate Clubs since November 2022, Ms. Simmons joined Planet Fitness in 2013 as a business analyst, later joining the executive leadership team as Senior Vice President of Business Strategy and Analytics in November 2019. In her role as Division President, Corporate Clubs, Ms. Simmons is responsible for leading the Company's Corporate Club portfolio – including driving overall performance, leading and developing the team, and identifying strategic growth and expansion opportunities of the brand's corporate store fleet. During her tenure with Planet Fitness, Ms. Simmons built the Business Strategy and Analytics functions from the ground up, leveraging data, analytics and insights to develop and drive Planet Fitness’ overarching corporate strategy, propel the business forward, and reinforce the brand’s industry leadership position. As a result, she has played an instrumental role in the major strategic decisions made by the Company. Prior to joining Planet Fitness, Ms. Simmons worked in Finance and Business Planning roles for Timberland, PepsiCo, and Fisher Scientific International. Ms. Simmons has an MBA in Finance from the University of New Hampshire and holds dual Bachelor’s degrees in Economics and Sociology from Indiana University.
Bill Bode has served as Division President, U.S. Franchise since September 2022. In this role, he leads all aspects of our U.S. Franchise Division operations, development, construction vendor management and local marketing execution teams. He previously served as the Company’s Chief Operations Officer since December 2020. Mr. Bode joined Planet Fitness in 2016 as the Senior Vice President of Franchise Operations. Prior to joining Planet Fitness, Mr. Bode held several senior leadership positions at Dunkin’ Brands, including serving as Regional Vice President of Dunkin’ Donuts Northeast where he was responsible for overseeing the operations of more than 2,600 restaurants. Throughout his tenure at Dunkin’ Brands, Mr. Bode was also responsible for U.S. brand compliance and business development along with leadership positions overseeing training, store development, marketing, and franchising. Prior to joining Dunkin’ Brands, he was a Dunkin’ Donuts franchisee in Richmond, VA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of March 7, 2023. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.
Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.
In connection with the recapitalization transactions as part of our IPO, we issued to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they held. In connection with our acquisition of Sunshine Growth Holdings, LLC on February 10, 2022, we issued to the sellers (the "Sunshine Sellers") Holdings Units and a corresponding share of our Class B common stock for each Holdings Unit as part of the Equity Consideration for the transaction. Each Continuing LLC Owner and Sunshine Seller has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”
The percentage of shares beneficially owned is computed on the basis of 85,200,070 shares of our Class A common stock outstanding, and 4,245,413 shares of our Class B common stock outstanding as of March 7, 2023. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842.

	Class A common stock beneficially owned(1)		Class B common stock beneficially owned
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
BlackRock, Inc.(2)	8,452,839	9.9%	—	*
The Vanguard Group(3)	7,677,396	9.0%	—	*
SRS Investment Management, LLC(4)	6,956,803	8.2%
Marc Grondahl(5)	1,000,000	1.2%	1,000,000	23.6%
Shane McGuiness(6)	357,073	*	237,073	5.6%
Directors and Named Executive Officers
Chris Rondeau(7)	1,849,947	2.1%	1,423,333	33.5%
Dorvin Lively(8)	242,993	*	217,993	5.1%
Craig Benson(9)	163,294	*	123,252	2.9%
Stephen Spinelli, Jr.(10)	144,028	*	124,052	2.9%
Bill Bode(11)	43,844	*	—	—
Frances Rathke	17,721	*	—	—
Cammie Dunaway	14,142	*	—	—
Thomas Fitzgerald(12)	17,641	*	—	—
Jennifer Simmons(13)	8,273	*	—	—
Jeremy Tucker	10,715	*	—	—
Enshalla Anderson	5,263	*	—	—
Christopher Tanco	4,259	*	—	—
Bernard Acoca	2,376	*	—	—
Edward Hymes	—	—	—	—
All executive officers and directors as a group (15 persons)(14)	2,539,308	2.9%	1,888,630	44.5%

*	Less than one percent
(1)Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be canceled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 23, 2023. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(3)Based on a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2023. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Based on a Schedule 13G filed by SRS Investment Management, LLC with the SEC on February 14, 2022. The address of SRS Investment Management, LLC is 1 Bryant Park, 39th Floor, New York, NY 10036.
(5)Reflects 1,000,000 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl.
(6)Reflects 120,000 shares of Class A common stock and 217,993 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. McGuiness.
(7)Reflects 30,186 shares of Class A common stock and 396,428 Class A common stock options that have vested or will vest within 60 days, and 1,423,333 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Rondeau, all of which have vested.
(8)Reflects 25,000 shares of Class A common stock and 217,993 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Lively, all of which have vested.
(9)Reflects 38,913 shares of Class A common stock and 1,129 Class A common stock options that have vested or will vest within 60 days, and 123,252 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Gov. Benson, all of which have vested.

(10)Reflects 18,555 shares of Class A common stock and 1,421 Class A common stock options that have vested or will vest within 60 days, and 124,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, all of which have vested.
(11)Reflects 3,187 shares of Class A common stock and 40,657 Class A common stock options that have vested or will vest within 60 days.
(12)Reflects 4,547 shares of Class A common stock and 13,094 Class A common stock options that have vested or will vest within 60 days.
(13)Reflects 1,213 shares of Class A common stock and 7,060 Class A common stock options that have vested or will vest within 60 days.
(14)Reflects 1,888,630 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and executive officers as a group, all of which have vested, 164,608 shares of Class A common stock, and 486,070 Class A common stock options that have vested or will vest within 60 days.
Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2022:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares(1)	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares(2)	Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)
Equity compensation plans approved by security holders	1,004,247	$45.85	7,043,403
Equity compensation plans not approved by security holders	—	—	—
Total	1,004,247	$45.85	7,043,403
(1)Total reflects outstanding stock options, restricted stock units and performance share units granted pursuant to the 2015 Omnibus Incentive Plan and the 2018 Planet Fitness Employee Stock Purchase Program as of December 31, 2022.
(2)Outstanding restricted stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation. Had the outstanding restricted stock units been included in the calculation of the weighted average exercise price, the price would have been $39.72.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Franchisee relationships
Through his ownership interest in BL Technologies Investments, LLC, Gov. Craig Benson entered into an area development agreement (“ADA”) with us dated October 23, 2012, under which the developer is obligated to open 35 Planet Fitness stores and for which ADA fees were paid to us totaling $350,000. Twenty stores have been opened pursuant to this ADA as of December 31, 2022. In 2022, the Company received royalty revenue, national advertising fund revenue, and other franchise-related fees under Gov. Benson’s franchise agreements (“FA”), which totaled approximately $3,208,476. The Company also received fees for equipment purchases for the clubs under Gov. Benson’s FAs, as required by the terms of his FAs. The equipment purchases for the clubs under Gov. Benson’s FAs totaled approximately $1,908,509 in 2022. Due to the COVID-19 pandemic, the Company made available to each of its franchisees certain extensions of new store development, re-equipment and remodel schedules. The terms of Gov. Benson’s ADA and FAs are commensurate with other FAs executed under the same circumstances, including Gov. Benson's right to participate in the new store development, re-equipment and remodel extensions, as well as a 15% equipment order discount, offered to all franchisees in 2020.
As of December 31, 2022, Chris Rondeau held 25% ownership of PF Principals, LLC and 50% ownership of PF Principals II, LLC, both of which have directly and indirectly provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.
Other contractual relationships and transactions
Gov. Craig Benson is an approximately ten and one-half percent (10.5%) owner of Airpointe of New Hampshire, Inc. d/b/a Radianse Systems, which is an amenity tracking compliance software provider. We have engaged Radianse Systems to provide amenity tracking compliance software services to certain corporate-owned stores and to make this service available to franchise locations. As of December 31, 2022, the Radianse software was being utilized at 192 corporate-owned stores, approximately 672 franchisee-owned stores and at the Company's corporate headquarters. In 2022, we paid an aggregate of approximately $272,095 in fees to Radianse.
On May 27, 2022, the Company and other defendants, including Chris Rondeau who is a related party, received a final judgment after appeal to the joint and several judgment against them in a civil action brought by a former employee. In connection with the 2012 acquisition of Pla-Fit Holdings on November 8, 2012, the sellers are obligated to indemnify the Company related to this specific matter. The Company has incurred legal costs on behalf of the defendants in the case, including Chris Rondeau. These costs have historically not been material. During the fourth quarter of 2022, the Company and other defendants, as applicable, paid the final judgment in full, of which the Company paid $3,414,000. While he paid his pro-rata portion of the judgment, due to Mr. Rondeau’s status as a co-defendant and the joint and several nature of the judgment, the Company has determined that the amount paid by the Company represents a related party transaction.
The Board has adopted a charter air transportation policy (the “Charter Policy”), which establishes the guidelines for business travel on charter aircraft. Among other things, the Charter Policy requires audit committee approval for all business travel using any charter aircraft owned by an officer, director, employee or other related party. From time to time, the Company charters a private aircraft for business travel through Jet Aviation and pays a charter fee, for which the Company pays market rates, for such travel directly to Jet Aviation. The aircraft is owned by CRM Office Leasing, LLC (“CRM”), which is 100% owned by Chris Rondeau, our Chief Executive Officer. CRM hired Jet Aviation, a third-party aviation service provider, to operate and manage all charter services of the aircraft. In 2022, the Company incurred approximately $378,057 in total expenses for corporate business travel using the aircraft owned by CRM, which expenses were approved by the audit committee. Based on the terms of the agreement between CRM and Jet Aviation, CRM received approximately $301,099 as owner of the charter aircraft for the Company’s use of the aircraft.
Recapitalization Transactions in Connection with our IPO
These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2022 Annual Report on Form 10-K.
Exchange agreement
In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are canceled. The parties to the Exchange Agreement amended the agreement on August 30, 2016, to, among other things, permit management Holdings Unit holders to exchange such Holdings Units at any time, from time to time, in accordance with applicable law, contractual obligations and Company policies.
Tax receivable agreements
Certain future and past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements. Under the first of those agreements, we are generally required to pay to certain existing and previous equity owners of Pla-Fit Holdings, LLC (the “TRA Holders”) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay to TSG AIV II-A L.P and TSG PF Co-Investors A L.P. (the “Direct TSG Investors”) 85% of the amount of cash savings, if any, that we are deemed to realize as a result of the tax attributes of the Holdings Units that we held in respect of the Direct TSG Investors’ prior interest in us, which resulted from the Direct TSG Investors’ purchase of interests in our 2012 acquisition (the “2012 Acquisition”) by investment funds affiliated with TSG Consumer Partners, LLC (“TSG”), and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.
The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. In particular, assuming no further material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $664.3 million over the remaining term of the tax receivable agreements based on a price of $78.80 per share of our Class A common stock (the closing price per share of our Class A common stock on the New York Stock Exchange (“NYSE”) on December 31, 2022) and assuming all future sales had occurred on such date. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $564.6 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the TRA Holders’ ownership of our shares.
The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the TRA Holders, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements may give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest (generally calculated using one-year LIBOR), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year LIBOR, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year LIBOR plus 500 basis points.
Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.
As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may not be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2022, based on a share price of $78.80 per share of our Class A common stock (based on the closing price of our Class A common stock on the NYSE as of December 31, 2022) and a discount rate equal to 6.5%, we estimate that we would have been required to pay $395.3 million in the aggregate under the tax receivable agreements.
Funds used by Pla-Fit Holdings to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that Pla-Fit Holdings will be required to make may be substantial and will likely exceed (as a percentage of Pla-Fit Holdings’ net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer, particularly as a result of the 2017 Tax Cuts and Jobs Act.
As a result of potential differences in the amount of net taxable income allocable to us and to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”), as well as the use of an assumed tax rate in calculating Pla-Fit Holdings’ distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreements. To the extent we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Pla-Fit Holdings, the Continuing LLC Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Holdings Units.
If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the tax receivable agreements and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.
Pla-Fit Holdings amended and restated limited liability company agreement
In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated August 5, 2015, which was subsequently amended July 1, 2017 (the “Pla-Fit Holdings LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business. Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings. As such, we have no independent means of generating revenue. Pla-Fit Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, and also incur expenses related to our operations.
Pursuant to the Pla-Fit Holdings LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.

The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.
The Pla-Fit Holdings LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in Hampton, New Hampshire (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.
The Pla-Fit Holdings LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.
We have caused Pla-Fit Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under our senior secured credit facility. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year LIBOR plus 500 basis points until paid.
Registration rights agreement
In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and Direct TSG Investors, which include certain current and former employees and directors that hold Holdings Units. The registration rights agreement provides Christopher Rondeau with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by him, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to certain current and former employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The parties to the Registration Rights Agreement amended the agreement on August 30, 2016 to, among other things, provide that we are not obligated to file a registration statement with respect to the exchange of Holdings Units and Class B common stock for Class A common stock.
On February 10, 2022, we completed the acquisition of Sunshine Fitness Growth Holdings, LLC ("Sunshine Fitness"), a Planet Fitness franchisee, pursuant to an equity purchase agreement, dated as of January 10, 2022, between us and TSG7 A AIV III, L.P., Sunshine Fitness Group Holdings, LLC, Eric Dore, Shane McGuiness, Joseph Landau, The Glenn Dowler Irrevocable GST Trust of 2018, the Shannon Dowler Irrevocable GST Trust of 2018, Michael Hicks, The David W. Blevins Irrevocable GST Trust of 2020, and The Heather L. Blevins Irrevocable GST Trust of 2020 (collectively, the “Sellers”), TSG7 A AIV III Holdings-A, L.P., TSG7 A AIV III Holdings, L.P., Sunshine Fitness Growth Holdings, LLC, and TSG7 A AIV III, L.P. As part of the consideration for the acquisition, we issued 517,348 shares of our Class A common stock and 3,637,678 shares of our Class B common stock and Holding Units (the "Equity Consideration") in the aggregate to the Sellers through a private placement (the “Acquisition”). In connection with the Acquisition, the Company and Sellers entered into a registration rights agreement (the “Registration Rights Agreement”) and a lock-up agreement (the “Lock-Up Agreement”), pursuant to which the

Equity Consideration is subject to certain registration rights and transfer restrictions. Pursuant to the Registration Rights Agreement, the Company agreed to register under the Securities Act the Equity Consideration for resale by the Sellers. The Company filed the registration statement on Form S-3 on March 2, 2022 (the "Registration Statement"). The Company has agreed to maintain the effectiveness of the Registration Statement until the Equity Consideration can be freely traded pursuant to Rule 144 under the Securities Act. The Equity Consideration was released from lock-up pursuant to the terms of the Lock-Up Agreement as follows: (a) with respect to 50% of the Equity Consideration, the one (1) year anniversary of the date of the Acquisition closing; (b) with respect to 25% of the Equity Consideration, the earlier of (i) one business day after the Company has publicly furnished its earnings release under Item 2.02 of Form 8-K for the fiscal year ended December 31, 2021 or (ii) the date the Company is obligated to file its annual report on Form 10-K for the fiscal year ended December 31, 2021; and (c) with respect to an additional 25% of the Equity Consideration, the earlier of (y) one business day after the Company has publicly furnished its earnings release under Item 2.02 of Form 8-K for the fiscal quarter ended March 31, 2022 or (z) the date the Company is obligated to file its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022.
Indemnification Agreements
Prior to the completion of our IPO, we entered into indemnification agreements with each of our then-serving directors. We have since entered into indemnification agreements with each new director who has joined our Board after completion of our IPO. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Related Person Transactions Policy
We have adopted a written policy with respect to the review, approval and ratification of transactions directly or indirectly involving the Company or any of its subsidiaries as a participant, and any related person, in which the aggregate amount involved exceeds $120,000. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed our 2022 audited financial statements with management.
The audit committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.
The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our 2022 Annual Report on Form 10-K for filing with the SEC.
The audit committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2023.

Respectfully submitted, THE AUDIT COMMITTEE Frances Rathke, Chair Bernard Acoca Christopher Tanco

ADDITIONAL INFORMATION
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2023 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on November 23, 2023.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our amended and restated bylaws (“Bylaws”) provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting nor later than the close of business on the later of (a) the 90th day prior to the anniversary date of the prior year’s annual meeting and (b) the tenth day following the day on which we first disclose the date of the current year’s annual meeting in a public announcement. Assuming the date of our 2024 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2024 annual meeting must notify us no earlier than January 2, 2024 and no later than the later of February 1, 2024 or the tenth day following the day on which we first disclose the date of the current year’s annual meeting in a public announcement. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2024 annual meeting. Any stockholder that intends to solicit proxies in support of a director nominee other than our nominees also must comply with Rule 14a-19 under the Exchange Act. A complete list of the requirements for nominating a candidate for director may be found in our Bylaws. If you wish to obtain a free copy of our Bylaws, please contact Investor Relations at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire, 03842, or by email at investor@planetfitness.com.
The chairperson of the meeting may disregard any business or nomination not properly brought before the meeting according to our Bylaws and other applicable requirements.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.
Householding
Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (603) 750-4674, by mail at Investor Relations, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842, or by email at investor@planetfitness.com.
Voting by Telephone or the Internet
Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.
Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on April 30, 2023. Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.
Other Matters
The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

Appendix A: GAAP to Non-GAAP Reconciliations and Other Performance Measures
Adjusted EBITDA reconciliations
This proxy statement refers to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures are useful to investors in evaluating our performance. EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as substitutes for GAAP metrics such as net income or any other performance measures derived in accordance with GAAP. Also, in the future we may incur expenses or charges such as those added back to calculate Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.
We define EBITDA as net income before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our Board of Directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. These items include certain purchase accounting adjustments, transaction fees, stock offering-related costs, severance expense and certain other charges and gains. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.
A reconciliation of net income to EBITDA and Adjusted EBITDA is set forth below for the years ended December 31, 2022, 2021 and 2020:

	Year Ended December 31,
	2022	2021	2020
(in thousands)
Net income (loss)	$110,456	$46,122	$(15,204)
Interest income	(5,005)	(878)	(2,937)
Interest expense	88,628	81,211	82,117
Provision for income taxes	50,515	5,659	687
Depreciation and amortization	124,022	62,800	53,832
EBITDA	368,616	194,914	118,495
Purchase accounting adjustments-revenue(1)	332	379	279
Purchase accounting adjustments-rent(2)	436	433	490
Loss on reacquired franchise rights(3)	1,160	—	—
Transaction fees and acquisition-related costs(4)	5,497	—	—
Gain on settlement of preexisting contract with acquiree(5)	(2,059)	—	—
Severance costs(6)	—	—	981
Legal matters(7)	9,739	—	5,810
(Gain) loss on adjustment of allowance for credit losses on held-to-maturity investment(8)	(2,506)	17,462	—
Dividend income on held-to-maturity investment(9)	(1,876)	(1,401)	—
Insurance recovery(10)	(174)	(2,500)	—
Tax benefit arrangement remeasurement(11)	(13,831)	11,737	(5,949)
Gain on sale of corporate-owned stores(12)	(1,324)	—	—
Other(13)	1,824	1,286	(1,265)
Adjusted EBITDA(14)	$365,834	$222,310	$118,841
(1)Represents the impact of revenue-related purchase accounting adjustments associated with our acquisition in 2012 by investment funds affiliated with TSG Consumer Partners, LLC (the “2012 Acquisition”). At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. For the years ended December 31, 2022, 2021 and 2020, these amounts represent the additional revenue that would have been recognized in those years if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2)Represents the impact of rent related purchase accounting adjustments. In accordance with guidance in ASC 805—Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.2 million, $0.2 million and $0.1 million in the years ended December 31, 2022, 2021 and 2020, respectively, reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.3 million, $0.3 million and $0.4 million for the years ended December 31, 2022, 2021 and 2020, respectively, are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisitions of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other (gain) loss on our consolidated statements of operations.
(4)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(6)Represents severance expense recorded in connection with a reduction in force in 2020.
(7)Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to a preliminary settlement agreement of terms for a settlement agreement between the Company and a franchisee in Mexico (“Preliminary Settlement Agreement”) and a $1.2 million reserve against an indemnification receivable related to a legal matter. In 2020 this amount includes expense of $3.8 million related to the settlement of legal claims, and a $2.0 million reserve against an indemnification receivable related to a legal matter.
(8)Represents a (gain) loss on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(9)Represents dividend income recognized on a held-to-maturity investment.
(10)Represents insurance recoveries. In 2021, the amount relates to previously recognized expenses related to the settlement of legal claims.
(11)Represents (gains) and losses related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(12)Represents a gain on the sale of corporate-owned stores.
(13)Represents certain other charges and gains that we do not believe reflect our underlying business performance.
(14)Effective September 30, 2022, we no longer exclude pre-opening costs from our computation of Adjusted EBITDA. Adjusted EBITDA for all prior periods presented has been restated to the current period computation methodology.

Adjusted net income reconciliations
Adjusted net income assumes all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-cash and other items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total weighted-average shares of Class A common stock outstanding assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as determined by GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below.

	Year Ended December 31,
(in thousands, except per share data)	2022	2021
Net income (loss)	$110,456	$46,122
Provision for income taxes, as reported	50,515	5,659
Purchase accounting adjustments-revenue(1)	332	379
Purchase accounting adjustments-rent(2)	436	433
Loss on reacquired franchise rights(3)	1,160	—
Transaction fees and acquisition-related costs(4)	5,497	—
Loss on extinguishment of debt(5)	1,583	—
Gain on settlement of preexisting contract with acquiree(6)	(2,059)	—
Legal matters(7)	9,739	—
(Gain) loss on adjustment of allowance for credit losses on held-to-maturity investment(8)	(2,506)	17,462
Dividend income on held-to-maturity investment(9)	(1,876)	(1,401)
Insurance recovery(10)	(174)	(2,500)
Tax benefit arrangement remeasurement(11)	(13,831)	11,737
Gain on sale of corporate-owned stores(12)	(1,324)	—
Other(13)	1,824	1,286
Purchase accounting amortization(14)	40,671	16,636
Adjusted income before income taxes	$200,443	$95,813
Adjusted income taxes(15)	51,915	25,870
Adjusted net income(16)	$148,528	$69,943
Adjusted net income per share, diluted	$1.64	$0.80
Adjusted weighted-average shares outstanding, diluted(17)	90,411	87,218

(1)Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected up front but recognizes for GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. For the years ended December 31, 2022 and 2021, these amounts represent the additional revenue that would have been recognized in those years if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(2)Represents the impact of rent related purchase accounting adjustments. In accordance with guidance in ASC 805—Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $0.2 million in each of the years ended December 31, 2022 and 2021 reflect the difference between the higher rent expense recorded in accordance with GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $0.3 million for each of the years ended December 31, 2022 and 2021 are due to the amortization of favorable and unfavorable lease intangible assets. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents the impact of a non-cash loss recorded in accordance with ASC 805—Business Combinations related to our acquisition of franchisee-owned stores. The loss recorded under GAAP represents the difference between the fair value of the reacquired franchise rights and the contractual terms of the reacquired franchise rights and is included in other (gain) loss on our consolidated statements of operations.
(4)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(5)Represents a loss on extinguishment of debt as a result of the repayment of the 2018-1 Class A-2-I notes prior to the anticipated repayment date.
(6)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(7)Represents costs associated with legal matters in which the Company is a defendant. In 2022, this represents an $8.6 million legal reserve related to the Preliminary Settlement Agreement and a $1.2 million reserve against an indemnification receivable related to a legal matter.
(8)Represents a (gain) loss on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investment.
(9)Represents dividend income recognized on a held-to-maturity investment.
(10)Represents an insurance recovery of previously recognized expenses related to the settlement of legal claims.
(11)Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(12)Represents a gain on the sale of corporate-owned stores.
(13)Represents certain other charges and gains that we do not believe reflect our underlying business performance.
(14)Includes $12.4 million of amortization of intangible assets, other than favorable leases, for each of the years ended December 31, 2022 and 2021, recorded in connection with the 2012 Acquisition, and $27.9 million and $4.3 million of amortization of intangible assets for the years ended December 31, 2022 and 2021, respectively, created in connection with historical acquisitions of franchisee-owned stores. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(15)Represents corporate income taxes at an assumed effective tax rate of 25.9% and 27.0% for the years ended December 31, 2022 and 2021, respectively, applied to adjusted income before income taxes.
(16)Effective September 30, 2022, we no longer exclude pre-opening costs from our computation of Adjusted net income. Adjusted net income for all prior periods presented has been restated to the current period computation methodology.
(17)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

Adjusted net income per share reconciliations
A reconciliation of net income (loss) per share, diluted, to Adjusted net income per share, diluted, is set forth below for the years ended December 31, 2022 and 2021:

	Year Ended December 31, 2022
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$99,402	84,544	$1.18
Assumed exchange of shares(2)	11,054	5,867
Net income	110,456
Adjustments to arrive at adjusted income before income taxes(3)	89,987
Adjusted income before income taxes	200,443
Adjusted income taxes(4)	51,915
Adjusted net income	$148,528	90,411	$1.64

(1)Represents net income attributable to Planet Fitness, Inc. for the year ended December 31, 2022 and the associated weighted average shares of Class A common stock outstanding.

(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and shares of Class B common stock for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes, and the impact of dilutive stock options and RSUs.
(4)Represents corporate income taxes at an assumed effective tax rate of 25.9% applied to adjusted income before income taxes.

	Year Ended December 31, 2021
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$42,774	83,894	$0.51
Assumed exchange of shares(2)	3,348	3,324
Net income	46,122
Adjustments to arrive at adjusted income before income taxes(3)	49,691
Adjusted income before income taxes	95,813
Adjusted income taxes(4)	25,870
Adjusted net income	$69,943	87,218	$0.80
(1)Represents net income attributable to Planet Fitness, Inc. for the year ended December 31, 2021 and the associated weighted average shares of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and shares of Class B common stock for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Effective September 30, 2022, we no longer exclude pre-opening costs from our computation of Adjusted net income. Adjusted net income for all prior periods presented has been restated to the current period computation methodology.
(4)Represents corporate income taxes at an assumed effective tax rate of 27.0% applied to adjusted income before income taxes.
Same store sales
Same store sales refers to year-over-year sales comparisons for the same store sales base of both corporate-owned and franchisee-owned stores, which is calculated for a given period by including only sales from stores that had sales in the comparable months of both years. We define the same store sales base to include those stores that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same store sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned stores. For additional information, please see our Annual Report on Form 10-K.

                                SCAN TO      ➢
VIEW MATERIALS & VOTE

PLANET FITNESS, INC. 4 LIBERTY LANE WEST HAMPTON, NH 03842
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PLNT2023 You may attend the Meeting via the internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of the two director nominees named in the proxy statement as set forth below:
Nominees
01) Enshalla Anderson. 02) Stephen Spinelli, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.
						For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2023.

3. Approval, on an advisory basis, of the compensation of the Company's named executive officers.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

_____________________________________________________________________________________

PLANET FITNESS, INC.
Annual Meeting of Stockholders May 1, 2023 2:00 PM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas Fitzgerald and Justin Vartanian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PLANET FITNESS, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT, at www.virtualshareholdermeeting.com/PLNT2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to other matters that may come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side